                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            GIVEMEPOWER CORPORATION
                (Name of small business issuer in our charter)

           Nevada                              7372                       870291528
(State or other jurisdiction of     (Primary standard industrial      (I.R.S. Employer
 incorporation or organization)      classification code number)     Identification No.)

                            GiveMePower Corporation
                          5925 12 Street SE, Suite 230
                     Calgary, Alberta, Canada T2H 2M3 ("GMP")
                                (403) 287-6001
         (Address and telephone number of principal executive offices)

                                  Todd Noble
                          5925 12 Street SE, Suite 230
                     Calgary, Alberta, Canada T2H 2M3 ("GMP")
                                (403) 287-6001
              (Name, address and telephone of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

===================================================================================================
Title of Each Class of     Amount         Proposed               Proposed            Amount of
Securities Being           Being          Maximum                Maximum             Registration
Registered                 Registered     Offering               Aggregate           Fee
                                          Price Per Share (1)    Offering Price(1)
---------------------------------------------------------------------------------------------------
Shares of Common Stock     5,160,540      $0.50                  $0.50               $645.07

---------------------------------------------------------------------------------------------------
TOTAL                                     $0.50                  $2,580,270          $645.07

===================================================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457.

The registrant hereby may amend the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           GiveMePower Corporation

                       5,160,540 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale by our corporation of shares of our common stock. See "description of securities."

Our common stock is not listed on any national securities exchange or the Nasdaq stock market.

The selling security holders may offer their shares at any price. We will pay all expenses of registering the securities.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" in Item 3(d).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is  August 8, 2001.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              Table of Contents

Part I - Information Required in Prospectus.                             Page
--------------------------------------------                             ----

Item 1.   Front of Registration Statement and Outside Front Cover of
          Prospectus.                                                     1

Item 2.   Inside Front and Outside Back Cover Pages of Prospectus.        2

Item 3.   Summary Information And Risk Factors.                           5

Item 4.   Use of Proceeds.                                               10

Item 5.   Determination of Offering Price.                               10

Item 6.   Dilution.                                                      10

Item 7.   Selling Security Holders.                                      10

Item 8.   Plan of Distribution.                                          12

Item 9.   Legal Proceedings.                                             13

Item 10.  Directors, Executive Officers, Promoters and Control Persons.  13

Item 11.  Security Ownership of Certain Beneficial Owners and
          Management.                                                    15

Item 12.  Description of Securities.                                     16

Item 13.  Interest of Named Experts and Counsel.                         17

Item 14.  Disclosure of Commission Position of Indemnification for
          Securities Act Liabilities.                                    18

Item 15.  Organization Within Last Five Years.                           18

Item 16.  Description of Business.                                       18

Item 17.  Management's Discussion and Analysis.                          34

Item 18.  Description of Property.                                       36

Item 19.  Certain Relationships and Related Transactions.                36

Item 20.  Market for Common Equity and Related Stockholder Matters.      38

Item 21.  Executive Compensation.                                        38

Item 22.  Financial Statements.                                          38

Item 23.  Changes In and Disagreements With Accountants on Accounting
          and Financial Disclosure.                                      38

Part II - Information Not Required in Prospectus.
-------------------------------------------------

Item 24.  Indemnification of Directors and Officers.                     38

                                                                         Page
                                                                         ----

Item 25.  Other Expenses of Issuance and Distribution.                   39

Item 26.  Recent Sales of Unregistered Securities.                       39

Item 27.  Exhibits.                                                      39

Item 28.  Undertakings.                                                  40

Signatures.                                                              40

Item 3.   Summary Information and Risk Factors.

(a)  Prospectus Summary.

This prospectus contains statements about our future operations which involve risks and uncertainties. Our actual results could differ in significant ways from our anticipated future operations due to many factors, including "Risk Factors" beginning on page 6. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should carefully read all information in this prospectus including its detailed information and the financial statements and the accompanying explanatory notes before making an investment decision.

(b)  Company History.

GiveMePower (the Company or GMP) was originally incorporated in Alberta, Canada as GiveMePower.com Inc. on April 18, 2000, to sell software and web-based services geared to businesses involved in the design, manufacture, and construction of engineered products throughout North America. Effective September 15, 2000, the Company amended its Articles of Incorporation to change its corporate name to GiveMePower Inc.

The founder of the Company began the implementation of this business plan under his 100%-owned private company, Sundance Marketing International Inc. (Sundance). Sundance has been in existence since 1991 and at one time was a market leader in the distribution of survey, mapping and infrastructure design software in the Canadian marketplace. On April 15, 1999, Mr. Walton entered into a license agreement with Felix Computer Aided Technologies GmbH (Felix) for the exclusive rights to distribute FCAD software in North America.

On December 20, 2000, the Company entered into a Plan and Agreement of Reorganization to undertake a reverse merger with a National Quotation Bureau public company called TelNet World Communications, Inc. (TelNet). TelNet was originally incorporated in the State of Utah on March 10, 1972 as Tropic Industries, Inc. (Tropic). Tropic became United Datacopy, Incorporated on February 24, 1987 which became Pen International, Inc. on March 21, 1994 and than TelNet World Communications, Inc. on March 4, 1998. TelNet had no operations nor any working capital when the Company entered into the reverse merger with it.

GMP acquired the rights, title and interest to the domain name, givemepower.com from Sundance on February 16, 2001. In addition, Sundance agreed to assign its existing customer base to GMP and further agreed that it would terminate its license agreement with Felix immediately upon GMP securing its own agreement with Felix. GMP renegotiated the exclusive rights to co-develop, re-brand and distribute FCAD software in North America effective February 16, 2001.

Effective July 5, 2001 the Company changed the name of TelNet to GiveMePower Corporation and changed the domicile from Utah to Nevada.

(c)  Summary of GiveMePower's Business.

GiveMePower Inc. (GMP) was founded on the idea that businesses involved in the design and construction of engineered products need an industry compliant set of tools that enhances their ability to grow, prosper and make better use of limited resources. GMP is an early development stage company with the objective of becoming a leading provider of affordable business software solutions to the design and build industries utilizing computer aided design
(CAD) applications, handheld/wireless CAD applications, and collaborative project planning and management systems. Utilizing conventional software distribution models and Internet delivery of its products and services, GMP intends to provide an alternative and more effective way for businesses to implement the design, build, and project management workflow. GMP will come to market with computer aided design technology which has been winning market share in over 40 countries to date.

(d)  Risk Factors.

     (i)  General Risks

     As a start-up business, GMP has limited operations, revenues and assets. We are subject to all the substantial risks inherent in the commencement of a new business enterprise with new management. There can be no assurance that GMP will be able to successfully generate revenues, operate profitably, or make any distributions to the holders of its securities. We have limited business history for you to analyze or to aid you in making an informed judgment as to the merits of an investment in our securities. Any investment in our common stock should be considered a high risk investment because you will be placing funds at risk in an unseasoned start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject. As we are a development stage company, our prospects must be considered in light of the risks, expenses and difficulties encountered in establishing a new business in any industry.

     We currently have negative working capital and limited sources of liquidity.

     We require substantial capital to pursue our operating strategy and we currently have limited cash for operations. Until we can obtain revenues sufficient to fund working capital needs, we will be dependent upon external sources of financing. To date, we have limited internal sources of liquidity and expect limited internal cash flow in the immediate future. We require substantial working capital to continue the funding of our business. We do not have any commitments to raise additional capital and there is no assurance that any additional funds required to operate our business will be available on favorable terms, if at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund future expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, operations and financial condition. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of shareholders of the Company will be reduced, shareholders may experience additional dilution, and such securities may have rights, preferences and privileges senior to those of the Company's current shareholders.

     We are dependent on key management personnel.

     Our success is dependent upon, among other things, the services of Bill Walton, CEO, president and director. The loss of Mr. Walton's services, for any reason, could have a material adverse effect on the Company's business, operations and financial condition. We do not have an employment agreement or key-man life insurance policy for Mr. Walton. The expansion of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no assurance that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no assurance that GMP will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on the Company's business, operations and financial condition.

     We are in an intensely competitive industry.

     The Software industry is highly competitive and has few barriers to entry. There are numerous competitors offering various components of the type of software and services we offer. Also, there can be no assurance that additional competitors will not enter markets that we intend to serve. We believe that our ability to compete depends on many factors both within and beyond our control. At this time, there are a few other companies offering similar services as those intended to be offered by GMP. It should be expected that in the future we would be competing with additional companies, many of which may have greater financial resources than our company. We can provide no assurance that we will be able to successfully compete in this market.

     We have paid no dividends on our common stock and we cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the future.

     We intend to retain earnings to fund our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

     We are currently controlled by our principal stockholders, officers and directors.

     Our directors and officers beneficially own approximately 41.3% of the outstanding common stock. This concentration of ownership may have the effect of delaying or preventing a change in control of the company. See Item 11, "Security Ownership of Certain Beneficial Owners and Management." We lack disinterested, independent directors as our directors have a direct financial interest in the company.

     All marketing will be done in-house.

     We currently plan to market and promote our services in-house. While our Chief Executive Officer has prior promotional and marketing experience, there can be no assurance that the company's marketing strategies will be effectively implemented, or that these arrangements will result in sufficient revenues to produce net earnings.

     Company's Survival Depends on its Ability to Adapt to Technological Challenges.

     The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, low barriers to entry, enhancements to existing software, and evolving customer needs. Consequently, the Company's success will depend on its ability to adapt to rapidly changing technology, evolving industry standards, low barriers to entry, software enhancements, and evolving customer needs and to continually improve the performance, features and reliability of its software and services. The failure of the Company to adapt to such changes could have a material adverse effect on its business, operations, and financial condition. In addition, the adaptation to such changes could require substantial capital resources by the Company that may not be available when required or may not be available on favorable terms, which could have a material adverse effect on the Company's business, operations and financial condition.

     The Company's products may contain software errors.

     Software products like those sold by the Company often contain undetected errors or performance problems. Such defects are most frequently found during the period immediately following the introduction of new products or enhancements to existing products. Despite extensive product testing prior to their introduction, the Company's products may contain software errors that will be discovered after commercial introduction. Despite the precautions taken by the Company to ensure error free software, there is no guarantee that the Company will not be held responsible for possible damages to customers, customers' projects, or other miscellaneous damages. There is no assurance that errors or performance problems will not be discovered in the future. Any future software defects discovered after shipment to a customer could result in loss of revenues, unexpected costs or delays in market acceptance, any of which could have a material adverse effect on the Company.

     The Company may not be able to retain its distribution rights.

     The Company has secured the exclusive North American license rights for the distribution of its Computer Aided Design (CAD) software for desktops and has secured the non-exclusive North American license rights for the distribution of its CAD software for handheld devices. Should the Company fail to meet certain terms and conditions within these agreements, there is no assurance that the Company will retain its distribution rights which could have a material adverse effect on the Company's business, operations and financial condition.

     The Company's success may depend on the success of its agents and affiliates.

     The Company intends to offer the majority of its software and services through the Internet and through a network of independent agents and affiliates. The Company's success is dependent upon the acceptance of the Internet as a distribution mechanism for selling software products and on the ability of these agents and affiliates to implement viable marketing initiatives. Many of these agents and affiliates may carry products from several different companies, including products that may compete with the Company's software. There is a risk that these agents and affiliates will give priority to the products of other suppliers. The reduction or loss in sales by one or more of the Company's key agents and affiliates, or the inability to attract new agents and affiliates, could have a material adverse effect on the Company.

     The Company faces foreign exchange rate exposure.

     The Company will offer payment for its software and services in U.S. dollars only, even for our Canadian customers. With the majority of expenses expected to be in Canadian dollars, the Company will be exposed to fluctuations in foreign exchange rates from both a transactional and translational perspective. There is a risk that foreign exchange rate fluctuations between the Canadian dollar and the U.S. dollar will be disadvantageous to the Company.

     The Company is subject to potential system downtime risks.

     The Company's ability to develop products and to provide quality customer service will depend on the efficient and uninterrupted operation of its computer and communications hardware systems. Backup of software, data and information will be stored within the premises of the Company and at outside premises with third parties. The systems and operations of the Company are vulnerable to damage or interruption from natural disasters, fire, power loss, telecommunications failures, vandalism, theft and similar events. The occurrence of such events could result in interruptions in the services provided by the Company. In addition, the failure by third parties to provide the data communications capacity required by the Company, as a result of natural disasters, human error or other operational disruption, could also result in interruptions of the Company's service. Any interruption of the Company's services could have a material adverse effect on the Company's business, operations or financial condition.

     The Company may be subject to product obsolescence.

     The markets for the Company's products are characterized by evolving industry standards, technological changes and changing customer needs. The introduction of products embodying new technologies and the emergence of new hardware, software or computer aided design standards could render the Company's existing products obsolete and unmarketable. Consequently, the Company's success will depend upon its ability to successfully develop and introduce new and enhanced products that evolve with technological and industry developments, industry standards and customer needs. The timing and success of product development is unpredictable due to the inherent uncertainty in anticipating technological developments, difficulties in identifying and correcting design flaws and market acceptance. Any significant delay in releasing new products or enhancements could have a material adverse effect on the success of new products or enhancements that could have a material adverse effect on the Company. There can be no assurance that the Company will be able to introduce new products on a timely basis, that such products will achieve any market acceptance or that any such market acceptance will be sustained for any significant period. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on the Company. The Company will also depend on technology from third parties and should there be any problems or delays in new software versions from these third parties, this could have a material adverse effect on the Company.

     The Company may be subject to misappropriation of its intellectual property.

     The Company has entered into confidentiality and assignment agreements with its employees and contractors, and non-disclosure agreements with outside parties with which it conducts business, in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements will protect the Company's intellectual property from misappropriation or deter third party development of similar technologies. The Company pursues registration of its trademarks and may license its proprietary rights to third parties. While the Company will attempt to ensure the quality of its brand names is maintained by such licensees, there can be no assurance that such licensees will not take action that might materially adverse effect the Company's business, operations and financial condition.

     There is a risk that the Company may be notified that its technologies infringe the proprietary rights of third parties.

     The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time consuming or result in costly litigation. Any such claim could have a material adverse effect on the Company's business, operations and financial condition.

     (ii)  Risks Relating to the Internet.

     Our business is dependent on the maintenance of the Internet infrastructure for the distribution of our software and services.

     Our success will depend, in part, upon the maintenance of the Internet infrastructure, as a reliable network backbone with the necessary speed, data capacity, and security. To the extent that the Internet continues to experience increased numbers of users, frequency of use, or increased requirements of users, we can provide no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. However, it is management's belief that based upon historical evidence our business will evolve as the Internet evolves.

     We risk capacity constraints on our website.

     A key element of our strategy is to generate a high volume of traffic on our website. Accordingly, the satisfactory performance, reliability, and availability of our website and network infrastructure will be critical to our reputation and ability to attract and retain customers and maintain adequate customer service levels. To a certain extent, but not exclusively, our revenues will depend upon the number of visitors who select customers through our website and the volume of customers that we are able to attract. Any substantial increase in the volume of traffic on our website will require us to expand and upgrade further our technology and network infrastructure. We can give no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our website nor can we assure we will be able to timely expand and upgrade our systems and infrastructure to accommodate such increases. In addition, even if we are able to project such needs, we can give no assurance that we will have sufficient capital to adequately and timely expand or upgrade our systems and infrastructure.

     Governmental regulation and legal uncertainties may affect our business.

     We are not currently subject to direct regulation by any governmental
     agency, other than regulations    applicable to businesses generally,
     and laws or regulations directly applicable to online commerce.
     However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws to the Internet could have a material adverse effect on our business.

     The object of the Company is to be a viable, profitable entity. Should one or several of these factors be implemented or become effective, this could adversely affect the Company's objective and as such, place any investment in this Offering at risk.

Item 4.  Use of Proceeds.

Use of Proceeds:    We will not receive any direct proceeds from the sale of the shares of common stock unless and until, the 2,220,000 warrants as set forth herein in Item 7 and in Item 19, have been exercised at the strike price of $1.00 per share.

Risk Factors:       For a discussion of certain factors to consider before
                    buying shares of our common stock, see "Risk Factors" under
                    Item 3(d).

Dividend Policy:    We do not intend to pay dividends on our common stock. We
                    plan to retain any earnings for use in the operations of our business and to fund future growth.

Item 5.  Determination of Offering Price.

Not applicable. The selling security holders will be able to determine the price at which they sell their securities.

Item 6.  Dilution.

Not applicable. We are not registering any unissued shares in this registration statement.

Item 7.  Selling Security Holders.

The securities are being sold by the selling security holders named below.
The table indicates that all the securities will be available for resale after the Offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this Offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.

                                             Amount
                                          Beneficially          Percentage of
          Name                              Owned (2)            Ownership (1)
        --------                          ------------          --------------
     Robert Grabert(4)                       300,000                  1.7%
     MSI Services Inc.(4)                    100,000                  0.6%
     Seville Consulting, Inc.(3)             120,000                  0.7%
     Power Network, Inc.(4)                  120,000                  0.7%
     BAF Consulting, Inc.(4)                 142,844                  0.8%
     Ashley Martinez (4)                     104,525                  0.6%
     YT2K, Ltd.(4)                            65,354                  0.4%
     James Archuletta(4)                     125,000                  0.7%
     ARB Consulting, Inc.(4)                 139,192                  0.8%
     Network Marketing Resources, Inc.(4)    150,000                  0.9%
     KCK Industries Ltd.(4)                  105,840                  0.6%
     Paul Snodgrass(4)                        38,339                  0.2%
     Tom & Dawn Snodgrass(4)                  10,650                  0.1%
     Roy Keenan(4)                            10,650                  0.1%
     Tony Simon(4)                            10,627                  0.1%
     Guy Bull(4)                              30,807                  0.2%
     Robert Lake(4)                           10,608                  0.1%
     Christopher D.M. Johnston(4)             31,823                  0.2%
     Grant Edwards Enterprises Inc.(4)        42,517                  0.2%
     Douglas Lee(4)                           10,608                  0.1%
     Judy Dawson(4)                            8,840                  0.1%
     Samuel Y.H. Reed(4)                      10,594                  0.1%
     John & Irene Marcelino(4)                40,594                  0.2%
     Michele Reed(4)                          20,812                  0.1%
     Dwayne Glendinning(4)                    10,577                  0.1%
     Earland M. Dawson(4)                      9,497                  0.1%
     Peter G. Dawson(4)                        9,484                  0.1%
     William Joseph Revesz(4)                 10,496                  0.1%
     Wilfred J. Schmidt(4)                    17,479                  0.1%
     Frank Pearson(4)                         10,470                  0.1%
     Karl-H. Haus(4)                          10,470                  0.1%
     Lorne Austen(4)                          10,412                  0.1%
     Ken C. Turk(4)                           31,235                  0.2%
     Trevor Harris(4)                          8,634                  0.0%
     Romag Investments Ltd.(4)                10,311                  0.1%
     Michael Bruce(4)                         51,554                  0.3%
     Ralph Perkins(4)                         20,622                  0.1%
     701293 Alberta Ltd.(4)                   10,291                  0.1%
     Sohan Jeerh(3)                          214,401                  1.2%
     Alan & Lisa Hare(4)                      10,283                  0.1%
     Ryan Martin(4)                           11,299                  0.1%
     Grant Mayor(4)                           10,221                  0.1%
     Chris Lindberg(4)                        26,769                  0.2%
     416025 Alberta Ltd.(3)                  101,260                  0.6%
     Tracy Muir(4)                            20,213                  0.1%
     K. Fraser McConnell P.C.(4)               6,738                  0.0%
     Martin Wiehler(4)                        50,000                  0.3%
     Dymar Chemicals Limited(4)               20,000                  0.1%
     Mark A. Martens Prof. Corp.(4)            6,400                  0.0%
     Mary Martens(4)                           6,200                  0.0%
     Connie Cumming(4)                        10,000                  0.1%
     Kris Walterson(4)                        20,000                  0.1%
     Bo Wijesooriya(4)                         2,000                  0.0%
     Dr. Gary J. Kneier(4)                    40,000                  0.2%
     Larry Limacher(4)                         5,000                  0.0%
     Ambrose Moran(4)                         10,000                  0.1%
     Christopher McCaig(4)                    10,000                  0.1%
     Stan & Joanne Olthuis(4)                 10,000                  0.1%
     John R. Crawford(4)                      70,000                  0.4%
     Nelson F. McKiel(4)                      70,000                  0.4%
     Gary F. Vasey(4)                         20,000                  0.1%
     CCSG Investments Inc.(4)                 20,000                  0.1%
     John F. Dexter(4)                        50,000                  0.3%
     Thomas A. Pool(4)                        50,000                  0.3%
     Kraig Forbes(4)                          30,000                  0.2%
     David J. Dean(4)                         50,000                  0.3%
     Madison Financial LLC(4)                 18,000                  0.1%
     R. Michael Steele(5)                     20,000                  0.1%
     Shaker Hammadieh(5)                     200,000                  1.2%
     Columbia Financial Group(5)           2,000,000                 11.5%
     ---------------------------------------------------------------------
     TOTAL                                 5,160,540                 29.7%

(1) Assumes all shares registered are sold. Percentage ownership is based on a total of 17,346,851 shares comprised of 15,126,851 issued and outstanding shares and 2,220,000 warrants as
(2) All shares are subject to a lock-up agreement (See Exhibit H) except Robert Grabert's shares.
(3)  Denotes accredited investor.
(4)  Denotes sophisticated investor.
(5) Denotes number of warrants to be registered, 2,220,000 to be exercised at $1.00 per share (See Item 19 re Michael Steele, Shaker Hammadieh and Columbia Financial Group in Item 19 for terms of the warrants.)

None of the selling security holders have a relationship with the issuer except for those persons identified in Item 19. We intend to seek qualification for sale of the securities in those states that the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security re-sales.

Should any broker-dealers used in the future to assist shareholders in distributing the securities, the prospectus would need to be revised to reflect their participation.

Item 8.  Plan of Distribution.

The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the securities act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the securities act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such a loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange-traded, listed option transactions that require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

In addition to, and without limiting, the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the exchange act, including, without limitation, "regulation m", which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the exchange act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

Item 9.  Legal Proceedings.

There are currently no pending or threatened legal proceedings which involve the Company.

Item 10.  Directors, Executive Officers, Promoters and Control Persons.

(a)  Directors and Officers.

Our Bylaws provide that the number of directors who shall constitute the whole board shall be such number as the Board of Directors shall at the time have designated. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the unexpired term and until the successor is elected and qualified. The directors and executive officers of the Company are as follows:

NAME AND ADDRESS                                  AGE             POSITIONS HELD
----------------                                  ---             --------------
W.V. (Bill) Walton, Calgary, Alberta               42             Director, President & CEO
Richard Cheyne, Vancouver, British Columbia        42             Director
Jeffrey Faye, Nashville, Tennessee                 41             Director
Wilfried Grabert, Berlin, Germany                  51             Director
Tim Nye, Guelph, Ontario                           37             Director
Todd Noble, Calgary, Alberta                       37             CFO, Treasurer & Secretary


W.V. (Bill) Walton - Director, President & CEO. Mr. Walton has over 18 years of company ownership and senior executive management experience in technology companies. Mr. Walton is the President and sole shareholder of Sundance Marketing International Inc. and FCAD Canada Software Inc. Incorporated in 1991, Sundance Marketing became one of Canada's leading civil engineering and infrastructure design software companies with 700+ corporate clients using over 2,000 systems. In April 1999, Sundance, doing business as FCAD North America, became the exclusive North American agent for FelixCAD and the Graphic Developer's Engine. From January 1997 to April 1999, Mr. Walton consulted to a prominent manufacturer of surveying and mapping software as Director of Sales and Marketing. The company is now one of North America's leading suppliers of software to land surveyors, civil engineers, cartographers, and accident reconstruction experts. Prior to forming Sundance Marketing, Mr. Walton spent nine years with Cansel Survey Equipment Ltd., Canada's largest Survey Equipment and Supply company. For six years, Mr. Walton acted as National Systems Manager for Cansel. His responsibilities included the creation and expansion of a "Systems" division within the company. This included product establishment/procurement for the division, growth of the division, and leadership for sales and marketing of the division.

Richard Cheyne - Director. Formerly a seven-year veteran of Microsoft Corporation, Mr. Cheyne was one of the early pioneers of LAN-based email. Working for Consumers Software, Mr. Cheyne was one of the key developers of what became "Microsoft Mail for PC Networks" after Microsoft acquired Consumers in 1991. During his time with Microsoft, Mr. Cheyne served for 5 years as the Quick Fix and Engineering (QFE) manager for Microsoft Mail. In 1996, Mr. Cheyne became QFE manager for "Microsoft Site Server" and "Microsoft Commercial Internet Server", two of Microsoft's software products. Mr. Cheyne was responsible for preparing support staff as well as providing hot fixes and service packs for all of these products. Mr. Cheyne's experience in product development and managing quality control standards for some of Microsoft's most important Internet software products, will provide invaluable direction in GMP's quest to consistently deliver innovative, high-quality solutions to its client base.

Jeffrey Faye - Director. Mr. Faye is a GSOD Global Project Manager at Lucent Technologies. His responsibilities include planning, scheduling, and coordination of voice, data, and multimedia projects for a global client list of leading telecommunications and networked environments. Winner of Lucent's most valuable GSOD associate award in 1999, Mr. Faye is professionally certified in an extensive list of Cisco Systems and Supporting Applications. Mr. Faye is a Project Management Institute (PMI) member who majored in Business Law at City University of New York, with a Masters Certificate in Project Management. Mr. Faye's extensive experience in managing multi-million dollar projects on a global scale, combined with his 15 years of dealing with major corporate and government clients, provides invaluable assistance to GMP as it builds its online Power Projects Center.

Wilfried Grabert - Director. Mr. Grabert is owner and founder of the Grabert Group of Companies in Berlin, Germany, which includes Grabert Software & Engineering GmbH, Autopack GmbH and Felix Computer Aided Technologies GmbH. The Grabert Group owned and operated one of the world's largest independent distributors of AutoCAD and AutoCAD solutions. Mr. Grabert, through his company Felix C.A.T., has funded the development, refinement, and worldwide distribution of FCAD to date. Mr. Grabert's broad successes in the CAD industry, combined with his astute business acumen, will help GMP sustain and support its foray into the CAD marketplace.

Tim Nye - Director. Mr. Nye has been listed twice on Ontario's TOP 100 Entrepreneurs and is currently the Founder, CKO and Director for Geosign Corporation, a firm providing local commerce locator services to large portals and telecommunication companies. For 15 years, Mr. Nye was the founder and CEO of CADSOFT, one of North America' s leading developers for the AEC market, and currently ranked number one in Asia and number two worldwide in the residential construction design and design/build markets. CADSOFT is one of Autodesk's oldest third party developers. Mr. Nye was the developer under OEM contract for one of North America's leading consumer software packages with over one million units installed. He was responsible for the development of an integrated photo realistic quality rendering in a sub-$100 software package for home design. Currently Mr. Nye has been focusing on patent and technology development for Geosign Corporation developing technology that improves search results by several magnitudes.

Todd Noble - CFO. Mr. Noble is a Chartered Financial Analyst with over 14 years of experience in finance, treasury and marketing. Prior to joining GMP, Mr. Noble was the Chief Financial Officer for a technology and software company. Mr. Noble's experience includes being Treasurer of a Toronto Stock Exchange listed company with annual revenues exceeding $225 million and Treasury Manager of a New York Stock Exchange listed company with annual revenues exceeding $1.9 billion. Mr. Noble's experience in managing financial operations for some of North America's leading companies provides the needed financial leadership for GMP.

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close or until a successor is elected who accepts the position. Directors are elected for one-year terms.

(b)  Significant Employees.

Other than the officers and directors, there are no employees who are expected to make a significant contribution to our corporation.

(c)  Legal Proceedings.

No officer, director, or persons nominated for such positions and no significant employee of the Company has been involved in legal proceedings that would be material to an evaluation of our management.

Item 11.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of the date of this Memorandum, the number and percentage of outstanding shares of company Common Stock owned by (i) each person known to the company to beneficially own more than 5% of its outstanding Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

Name of Beneficial Owners           Number of Common Stock Beneficially Owned     Percentage of Ownership(1)
------------------------------------------------------------------------------------------------------------
(i) Persons beneficially owning more than 5% of outstanding Common stock

David M. Goldenberg Professional Corp. held
in escrow for the GiveMePower Group                         8,606,500                          56.9%
Wilfried Grabert                                            1,000,000                           6.6%
Thomas F. Pierson P.C. Escrow Account(2)                      825,000                           5.5%
Heritage Ventures Ltd.                                        800,000                           5.3%

(ii) Directors of the Corporation

W.V. (Bill) Walton(3)                                       5,044,225                         33.3%
Wilfried Grabert                                            1,000,000                          6.6%
Richard Cheyne                                                 50,000                          0.3%
Jeffrey Faye                                                   50,000                          0.3%
Tim Nye                                                        50,000                          0.3%

(iii) Officers of the Corporation

W.V. (Bill) Walton(3)                                       5,044,225                         33.3%
Todd Noble                                                     50,000                          0.3%

(iv) Directors and Officers as a Group

Directors and Officers of the Corporation                   6,244,225                         41.3%

(1)  Based upon 15,126,851 issued and outstanding.
(2) These shares are being held in escrow based upon an agreement between the Company and Columbia Financial Group, Inc. dated February 28, 2001 and attached hereto as Exhibit "I".
(3) Mr. Walton's 5,044,225 shares are part of the 8,606,500 shares to be held in escrow by David M. Goldenberg Professional Corp. on behalf of the GiveMePower Group.

Item 12.  Description of Securities

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

(a)  Common Stock.

     (i)   General.

     We are authorized to issue 50,000,000 shares of common stock with a par value of $0.001 per share. On August 8, 2001, there were 15,126,851 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

     (ii)  Voting Rights.

     Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

     (iii)  Dividend Policy.

     All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.
     Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

     (iv)  Miscellaneous Rights and Provisions.

     Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

(b)  Preferred Stock.

     (i)   General.

     No preferred stock has been authorized to date.

     (ii)  Dividends, Voting, Liquidation, & Redemption.

     Upon issuance, our Board of Directors will determine the rights and preferences of shares of preferred stock. The Board of Director's ability to issue preferred stock without further shareholder approval has the potential to delay, defer or prevent a change in control of our corporation. Moreover, the Board of Director's broad discretion in designating specific rights and preferences may have the potential to dilute or devalue the stock held by the common shareholders.

(c)  Shares Eligible for Future Sale.

     Upon completion of this Offering, we will have outstanding an aggregate of 15,126,851 shares of our common stock and a total of 2,220,000 warrants. Of the total outstanding shares, 2,940,540 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). A total of 2,220,000 warrants will be freely tradable without restriction or further registration under the
     Securities Act once they are exercised and converted   into common
     stock. Of the remaining 12,186,311 shares of common stock held by existing stockholders, 11,967,389 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and the balance of 218,922 shares were previously free tradable shares. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

     In general, under Rule 144 as currently in effect, any of our Affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of
     (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-Affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     Further, Rule 144A as currently in effect, in general, permits unlimited re-sale of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-Affiliates do not lose their status as restricted securities.

     As a result of the provision of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

(d)  Transfer Agent.

     The transfer agent for the shares of common stock is Fidelity Transfer Company, 1800 S. West Temple, Suite #301, Salt Lake City, Utah, 84115,
     (801) 484-7222.

Item 13.  Interest of Named Experts and Counsel.

Our Financial Statements for the period from our inception to June 30, 2000 (audited) and for the nine months ended March 31, 2001 (unaudited) have been included in this prospectus in reliance upon Malone & Bailey, PLLC, 5444 Westheimer Rd., #2080, Houston, TX 77056, independent Certified Public Accountants as experts in accounting and auditing.

Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 15.  Organization Within Last Five Years.

GMP was originally incorporated in Alberta, Canada as GiveMePower.com Inc. on April 18, 2000, to sell software and web-based services geared to businesses involved in the design, manufacture, and construction of engineered projects and products throughout North America. Effective September 15, 2000, the Company amended its Articles of Incorporation to change its corporate name to GiveMePower Inc.

The founder of the Company began the implementation of this business plan under his 100%-owned private company, Sundance Marketing International Inc. (Sundance). Sundance has been in existence since 1991 and at one time was a market leader in the distribution of survey, mapping and infrastructure design software in the Canadian marketplace. On April 15, 1999, Mr. Walton entered into a license agreement with Felix Computer Aided Technologies GmbH (Felix) for the exclusive rights to distribute FCAD software in North America.

On December 20, 2000, the Company entered into a Plan and Agreement of Reorganization to undertake a reverse merger with a National Quotation Bureau public company called TelNet World Communications, Inc. (TelNet). TelNet was originally incorporated in the State of Utah on March 10, 1972 as Tropic Industries, Inc. (Tropic). Tropic became United Datacopy, Incorporated on February 24, 1987 which became Pen International, Inc. on March 21, 1994 and than TelNet World Communications, Inc. on March 4, 1998. TelNet had no operations nor working capital when the Company entered into the reverse merger with it. The Company intends to change the name of TelNet to GiveMePower Corporation upon receiving shareholder approval.

GMP acquired the rights, title and interest to the domain name, givemepower.com from Sundance on February 16, 2001. In addition, Sundance agreed to assign its existing customer base to GMP and further agreed that it would terminate its license agreement with Felix immediately upon GMP securing its own agreement with Felix. GMP renegotiated the exclusive rights to co-develop, re-brand and distribute FCAD software in North America effective February 16, 2001.

Effective July 5, 2001 the Company changed the name of TelNet to GiveMePower Corporation and changed the domicile from Utah to Nevada.

Item 16.  Description of Business.

(a)  Products and Services.

GMP's objective is to become one of the world's leading providers of affordable software and services for project owners, estimators, designers, contractors, architects, engineers, managers, developers, and consultants - typically anyone involved in the design and management of engineered products and projects. GMP will focus on the North American marketplace to market and promote its products and services.

GMP comes to market with the exclusive North American rights for Computer Aided Design (CAD) software that was privately financed by Felix Computer Aided Technologies over a six-year development period. Leveraging this CAD technology, currently used in over 40 countries and 10 languages under the names FelixCAD and GDE (FCAD software), GMP intends to offer its own suite of affordable software and web-based subscription services aimed at automating existing processes in established industries such as construction, design, engineering, manufacturing and business engineering. Our software is intended to be delivered direct to market through GMP's sales team, website, and third-party developers. GMP will market its software under the brand names PowerCAD , PowerENGINE , PowerPLUG-INS, and PowerSOLUTIONS.

GMP has also secured non-exclusive rights from Autopack GmbH for its portable CAD system optimized for Windows CE which will be marketed as PowerCAD CE.

In summary, GMP plans on providing the following products and services:

     (i)  PowerCAD Pro

     Competitive, full featured, retail computer aided design (CAD) software application. Targeted to deliver 100% AutoCAD compatible in 90% of use cases. PowerCAD does not currently support Solids modeling or Visual Basic for Applications, however this is planned for future releases.

     Features include more than 300 compatible AutoCAD commands, advanced two and three dimensional commands, rendering using new Open GL standards, customizable user interface, full AutoCAD drawing file compatibility with AutoCAD Release 2000 and earlier. PowerCAD Pro directly supports industry standard DWG and DXF file formats.

     Incorporates a completely open architecture design for system enhancements and customization employing LISP, C/C++, or Delphi with true DLL implementation. Translators to automatically port existing code from AutoLISP and/or ADS and convert menus, dialog boxes and palettes created for AutoCAD use.

     Optimized for Windows 9x, 2000 and NT using Windows Multiple Document Interface (MDI). Utilities include: Drawing Navigator , Visual Block Manager, Image Library Tool, A2FLISP Converter, Batch Processor.

     (ii)  PowerENGINE

     Complete software Developer Tool Kit and Applications Programming Interface (API) with full documentation for use by third party developers and corporate developers.

     Incorporates a completely open architecture design for system enhancements and customization employing LISP, C/C++, or Delphi with true DLL implementation. Translators to automatically port existing code from AutoLISP and/or ADS. Visual Desktop and Menu Editor (DME ) for instant conversion of interface components created for AutoCAD use.

     Includes all of the features of PowerCAD Pro noted above, delivered as components for embedding into custom software solutions. Fully documented for developer use. Incorporates descriptions and utilization of each software module accessible and interchangeable through the fully open PowerENGINE API.

     (iii)  PowerSOLUTIONS

     Best-of-breed software solutions, using PowerENGINE as the core technology, focused on industry specific vertical markets and other niche markets.

     (iv)  PowerCAD LT+

     Scaled-down version of PowerCAD Pro for use as a fully functional but restricted use CAD for opening, plotting and editing PowerCAD and AutoCAD documents. The same functionality for MicroStation documents will be available on our next release.

     Reduced functionality from PowerCAD Pro. Acts as a full-featured two-dimensional CAD application for competitive file formats. It can only save in proprietary PowerCAD Flexible (FLX) file format. Limited access to PowerCAD utilities noted above.

     (v)  PowerCAD CE

     Competitive, full featured, computer aided design (CAD) software application designed for use on portable, handheld/wireless devices with full customization capabilities using PowerENGINE technology.

     Portable PowerCAD product line optimized for the Windows CE environment.

     (vi)  PowerCAD Upgrades

     Competitive releases of all PowerCAD software products issued every 18 to 24 months.

     (vii)  Product Support

     Software and Developer support offered either contractually or on a fee-for-service basis.

     (viii)  Power Projects Center

     Internet-based project management, procurement, bidding and tendering and asset management system. Power Projects Center is designed for small to medium sized enterprises to provide end-to-end work-flow collaboration and project management as a competitive offering thereby expected to reduce overall project expenses.

(b)  Business Development and Marketing Strategy.

GMP will focus on six operating principles that will form the basis for implementation of our marketing strategy:

     (i) Single Point of Contact/Accountability As a customer-intimate business partner to clients, GMP intends to develop a culture that always puts customers first. This means every employee owns their work and can make decisions immediately and without reprimand in order to insure the company has fulfilled its client contracts and has exceeded expectations. Our empowered culture will attempt to ensure each individual acts within the spirit of partnership and in support of our developers, sales and support organizations so customers view us as technical experts, problem solvers and business allies. Our account managers will be trained with the intention of becoming experts in understanding the needs of developers and enterprise customers, and the application of all of our business solutions, PowerCAD /PowerENGINE applications and project collaboration services.

     (ii) Market Entry Pricing -GMP believes that as products and services mature, our pricing must continue to be both value and market-driven. While discounting will play a role in our initial entry strategy for replacement technologies, we will encourage the development of strong business arguments that include productivity improvements, cost reduction, revenue generation and business focus as part of the sales proposition.

     (iii) North American Focus, Global Deployment By deploying inside sales teams with strong product and competitor knowledge, GMP will focus its North American offering of applications and collaborative networking solutions on architectural, engineering and construction (AEC) communities across North America. In order to compete successfully against entrenched competitors, GMP will simultaneously pursue the CAD developer community and launch private labeled PowerSOLUTIONS to the global FCAD community.

     (iv) Customer Intimacy GMP is intending on being customer-intimate throughout each developer and customer's buying experience. In sales, this translates to having technical expertise in the primary market segments. In marketing, we intend to listen to our customers and develop market specific solutions designed to enhance core business in a non-confusing, customer friendly manner. It is management's intent not just to hire personnel for their technical expertise, but also for their problem solving and people skills. Our after-market support is intended to be set up so that when customers place a trouble call, they reach a decision-maker. Our technologies, website, billing and ordering systems will be developed with the end-user in mind providing a common interface for both employees and customers. In short, customer intimacy is GMP's mantra to compete and differentiate itself in the computer aided design and business engineering software markets.

     (v) Industry Compatibility Grounding a market entry strategy on emerging technology and industry trends is critical, particularly as the blurring of traditional service boundaries occurs. However, entry into a mature market also requires increased sensitivity to product compatibility and the comfort of customers who respond positively to proven business models. GMP intends to provide functional and effective bundles of applications and services so that its customers are able to exploit new technologies and realize their full advantage as competitive business tools, while still relying on established systems, processes and design paradigms.

     (vi) Trial Usage In order to quell anticipated industry skeptics, GMP will give every prospect a chance to try the product, for free, on a trial basis for a minimum of 30 days.

To achieve a large number of repeat visitors, clients, and subscribers, GMP intends to institute a marketing campaign consisting of the following:

     (i)  Free PowerCAD LT+ Promotion   To quickly develop a large and
     qualified prospect list and establish brand name recognition, up to one million licenses of a limited function AutoCAD compliant product called PowerCAD LT+ will be given away over the Internet.

     PowerCAD LT+ will serve as a "loss leader" for sales of PowerCAD Pro and the full suite of scheduled vertical market PowerSOLUTIONS and PowerPLUG-INS. All versions of PowerCAD and vertical market solutions will be directly linked into the Power Projects Center to build subscribers to the services offered.

     GMP will implement a campaign to achieve up to one million PowerCAD LT+ users. The campaign will include conventional marketing mediums such as advertisements and press releases in targeted industry publications, direct mail to known user groups, local area event marketing, and rewards based Internet banner affiliate programs. Upon conclusion of the free PowerCAD LT+ promotion, GMP may charge a nominal fee for existing users to upgrade to a new and more feature rich version of the software.

     (ii)  Free PowerENGINE  Software Development System   GMP will offer a
     range of PowerENGINE developer plans designed to suit any size of organization. Each plan will require an "initial order", with GMP delivering the PowerENGINE Software Development System free as part of the order. Subsequent PowerENGINE based software solutions for desktop and handheld use will require developers to pay GMP a royalty for each unit distributed.

     (iii) Affiliate Program - GMP will establish an affiliate program, whereby GMP banners and advertisements will be placed on key industry and association websites. A percentage of sales generated directly from an affiliate site reference will be paid to the site owners. Similar programs are in place by major content providers, however GMP plans to offer above-standard financial compensation to encourage broader placement of GMP banner ads in prominent areas of major construction, engineering, CAD, and other related sites.

     (iv)  Free Power Project Enrollment   Power Projects Center subscribers
     will have free access to a limited number of Power Projects Center functions. Users wishing to deploy full Power Projects Center capabilities must subscribe for an average monthly fee.

GMP has currently undertaken co-development responsibilities for preparing its initial CAD software line. This involves re-branding to the PowerCAD brand, enhancing existing FCAD documentation and user interfaces, preparation of expanded self-help materials, production of the PowerENGINE Software Development Toolkit, and packaging/delivery of the Internet knowledge base. GMP will be entering a mature desktop CAD market. As a late entrant, GMP's Service and Support strategy will be benchmarked against current industry
leaders.   The company intends to provide prospective customers and developers a fully operational 30-day trial download of PowerCAD LT+ and PowerCAD Pro at no charge over the Internet. As a result, the company has a "no refund policy" on purchased software products, although it provides unlimited technical support for the first 90 days for PowerCAD Pro customers. Large commercial customers and developers can purchase annual support agreements. Applications and project management systems require a high level of support in order to ensure GMP retains customer confidence. Many of the systems and applications may not be mission-critical to developers and end-user customers in the short term. However, as the scope and complexity of GMP's business expands into the Power Projects Center, the company anticipates its products and services will play an increasing role in mission-critical systems and processes.

In general, GMP plans to provide support for all service components through an integrated Customer Contact Zone. The company also plans to use complementary technologies to mount a comprehensive technical support, developer library and knowledge base, on-line ordering and full e-Care system available to partners and end-user customers based on service level requirements. Network architecture will be fully redundant with significant fail-safe measures to safe guard hosted data and applications. The company anticipates several developers will choose to undertake their own support infrastructure to end-user clients, however the company will provide Tier 3 technical support in all cases for integrators, developers, marketing and sales technical support, and end-users based on need. In all cases the mean-time-to-repair will be based on negotiated service level agreements between GMP and its developers/customers reflecting annual fees, licensing agreements and response times.

(c)  Intended End-User Support Offering.
     - Product documentation, learning center available for download online.
     - Access to officially supported service packs for download.
     - Fully moderated public product forums.
     - Fully maintained and updated knowledge base.
     - Charge for phone support/e-mail/web support after the first 90 days from date of purchase for PowerCAD Pro, and after registration for PowerCAD LT+.

(d)  Intended Developer Support Offering.
     - All publicly available end-user support offerings.
     - Fully moderated Power Developer Network (PDN) member only forums.
     - Annual support agreements include one year of call support up to
       Tier 3.
     - Web chat interface   monitored by a Customer Service Representative.
     - E-mail support including the ability to upload problematic drawing files, logs, FLISP, C++ issues, and general programming issues.

Detailed developer knowledge base including tutorials, downloads, additions, Frequently-Asked-Questions, detailed command references, and sample code.

(e)  Market Size.

     (i)  Computer Aided Design
     The Computer Aided Design (CAD) software market is broken into four key areas: Mechanical CAD (MCAD), Mechanical Computer Aided Manufacturing
     (MCAM), Computer Aided Engineering (CAE) and
     Architecture/Engineering/Construction (AEC). These market areas utilize CAD tools for two dimensional, three-dimensional and solids design applications. According to research by Daratech, Inc. the worldwide MCAD/CAM market was $5.5 billion in revenues in 2000, growing annually at 13.8 percent. Similarly, the AEC market was $1.8 billion in revenues, growing annually at 15 percent. Based on this research, the total worldwide CAD market represents $7.3 billion in annual revenues growing at a rate of 14.1 percent annually. While GiveMePower plans to launch its PowerSOLUTIONS globally, its primary market resides within
     North America   particularly the United States and Canada.  In order to
     determine North American market size, the company has estimated the revenues based on prevailing market conditions and competitor revenue distribution. For example, in 2000 Autodesk reported that 35 percent of its revenues were generated within continental United States, down from 41 percent in 1999. Across the Americas, Autodesk's revenue contribution was 43 percent. Based on this analysis and additional comparisons, GMP estimates the North American market at 41 percent of worldwide revenues. Management believes the Computer Aided Engineering market (Daratech, Inc. estimates it at $1.2 billion in revenues) is a highly specialized software application business that will require significant development from third party software companies and consequently does not view it as a primary part of its total market at this time.

     GMP anticipates additional market growth resulting from the company's entry based on the following:
          - Increased market revenues due to a reduction in piracy rates in North America. GMP offers a fully compatible software application that provides companies with a lower cost alternative for a mixed AutoCAD/PowerCAD systems environment.
          - Continued migration from Unix-based CAD systems to Windows-based CAD applications. Industry experts anticipate a continued demand for Windows-based CAD systems representing more than 67 percent of unit sales compared to 30 percent Unix-based systems. GMP estimates unit growth will closely approximate Worldwide Client Operating Environments for Windows 32-bit operating systems of
          87.7 percent over the next five years.
          - Introduction of PowerCAD CE for integrated desktop and handheld CAD applications, driving additional demand for Windows-based and Internet-based CAD delivery systems that complement desktop systems.

     (ii)  Handheld/Wireless CAD
     The market for computer aided design systems able to run on personal digital assistants (PDA) continues to grow and evolve. In addition, the industry is still not operating on a single platform or operating system. However, over the past year, Microsoft has renewed its commitment to the PDA business with the launch of its Pocket PC and updated version of Windows CE. While Microsoft currently only commands 10% of the market (rival Palm holds 70 percent market share), industry observers believe this will increase over time as computer users look for increased functionality and PC-like applications for their PDAs.

     According to research from International Data Corp. (IDC), the market for devices, including set-top boxes, handheld computers and gaming consoles, is expected to grow from 11 million units shipped in 1999 to 89 million units in 2004.

     The market is anticipated to grow from revenues of $2.4 billion in 1999 to $17.8 billion in 2004. The Internet delivery industries are converging as a result of the many portable cellular devices currently in the market. A study by Boston-based IGI consulting indicates that "Smart" phones will lead the way by providing basic Internet access and email services. The report estimates growth of 88 percent from year 2002-2003 with 330 million units in the market. The same report estimates PDA sales to reach 16 million units in 2002 and 35 million units by 2003. IGI has also forecasted significant growth in broadband wireless services resulting from widespread adoption of portable Internet services.

     At one level, the cellular industry has advanced beyond the emerging PDA market by establishing universal standards organizations such as WAP (wireless application protocol) for the development of a common Internet interface. However, this same technology provides corporations with access to the Internet and, more importantly, their Intranet portals for real-time communications and interaction to field operations.
     Commercial adoption of PDAs at this level requires content and applications specific to the needs of business consumers.

     (iii)  Power Projects Center
     GMP's third market focus area is the growing area of enabling technologies for Web-based, standards-based, component-level design and project collaboration. Focused on the Engineering, Construction and Operations market, these technologies provide real-time project collaboration tools across multiple participants, companies and industries. Combined Engineering, Construction and Operations represent a $4 trillion market. In a recent study, Daratech, Inc. estimated that project collaboration represents a savings to the industry of from 5-10% overall. This is an industry savings of up to $400 billion annually.
     In 1999, Daratech reported that early vendors of this technology service topped $500 million in revenue and is expected to surpass $1 billion by 2004.

(f)  Market Segmentation.

GMP plans to focus on key segments of the technology product and services market, providing single source supply of affordable software and subscription services to businesses in the design and build industries. Currently, significant competitors with industry compliant software applications are focused on providing a medium to high end CAD solution to the market. Autodesk, for example, specifically states in their Y2000 Annual Report that they continue to focus on the Fortune 500 and Fortune 100 companies. In addition, large companies already have significant investments in competitor's applications and may erect barriers to entry for PowerCAD solutions. In order to rapidly gain industry-wide recognition and adoption, GMP will therefore focus on small to medium sized enterprises (SMEs) within four key markets/segments of the overall design and build industries:

(g) Market Segmentation

     (i) Primary Market - Computer Aided Design Professionals CAD (Computer Aided Design) is software developed to aid design, development, and manufacturing of any product or component and is extremely widespread in its applications. CAD is used to automate the design and drawing process for technical professionals. CAD users include anyone who designs, approves, and builds most of the things we see and use daily. From buildings and automobiles, to a kitchen knife or a golf putter, CAD is used to design, draft, and computerize the development of such products. The CAD market is a highly fragmented and mature industry. The size of the market and continuous growth make this market extremely attractive to companies focused on developing proprietary CAD systems or for those customizing existing systems for highly segmented vertical market applications. GMP believes its products and services are
     suitable for all CAD installations   either as stand-alone applications
     or as part of an overall business solution. The company plans to directly market its PowerCAD product line to end-users while pursuing PowerENGINE sales to the CAD developer community. In this fashion, the company plans to enter both the general CAD market and the highly proprietary and targeted CAD systems market simultaneously.

     More importantly, GMP believes its highly functional application, combined with its attractive price point, creates opportunities for vertical solution development currently untapped by competitors. For example, out of the 16 developers currently signed to-date, four have expressly stated they would be unable to pursue their development projects using Autodesk's $3,295 solution.

     (ii) Secondary Market - AEC (Architecture, Engineering, and Construction) Engineering Automation News estimates the AEC, or Architecture, Engineering, and Construction market at $672 billion in the United States ($3.2 trillion worldwide), consisting of over one million professionals who plan, design, construct and operate capital facilities such as buildings, roads and process plants. CAD consumption by this group is $1.8 billion worldwide representing 27 percent of the total available market.

     The AEC market is heavily dependant on computer software technologies to facilitate design and maintenance of building sites (residential and commercial) and infrastructure components (roads, sewers, utilities, etc.). At the same time, this has been the first market to begin migrating to Web-based project collaboration and supporting network infrastructures, and is projected to be an early adopter of handheld/wireless devices for field activity.

     (iii)  Tertiary Market - GIS (Geographic Information Systems)

     GIS, or Geographic Information Systems, is the computer technology for managing, manipulating and analyzing geographic spatial data. Practical use of GIS has been made possible in the 1990's by tremendous advances in computer technologies. A rapidly growing market, GIS applications appear wherever geographically distributed information is used (almost everywhere in business and government today). Daratech, Inc. estimates the GIS software market was $845 million in 1999 growing at 12.8 percent annually.

     The market is currently dominated by Environmental Systems Research Institute Inc. (ESRI) and Intergraph Corporation holding market shares of 35 percent and 28 percent respectively. Currently, GIS is being implemented in such diverse markets as mapping software; mapping technology; agriculture; banking and finance; electricity and gas; environmental management; federal, state and local government; forestry; health; education, schools and libraries; mining; petroleum products; pipeline companies; public safety; telecommunications; transportation; water; and wastewater. GIS is a prime target market for handheld/wireless devices.

     (iv)  Tertiary Market - Manufacturing

     From tool and die companies, to modular component and automotive manufacturers, manufacturing represents one of the largest potential markets for GMP products and services. As with all the major target groups listed here, manufacturing is heavily dependent on advanced software solutions to handle "concept to completion" manufacturing. According to the U.S. Census Bureau, nearly 365,000 manufacturing companies employing nearly 17 million people are based in the United States (1997 figures). Handheld/wireless devices allow shop floor management of designs and processes.

(h)  Prospect Objectives.

In order to compete, GMP plans to fulfill the following prospect objectives:

     (i)  Customer Objectives
          - Highly AutoCAD compatible product offering for applications in a mixed PowerCAD /AutoCAD operating environment.
          - Continued product development and improvements.
          - Significantly attractive pricing structure.
          - No shift in design paradigms.

     (ii)  Developer Objectives

          - Highly AutoCAD compatible product offering for easy migration for applications currently developed in an AutoCAD environment.
          - Continued product development and improvements.
          - Flexible pricing structure linked to volume purchasing significant discounts to retail pricing.
          - Exceptional online and personal technical support with access to GMP's technical staff.

(i)  Prospect Alternatives.

GiveMePower's customers have the following alternatives to purchasing PowerCAD products and services:

          - Competitive product offering.

          - Manual drafting and design.

          - In-house and customized CAD computer applications.

          - Outsourcing overall design and project management operations to a third party that would utilize either of the three previous alternatives or PowerCAD.

(j)  Target Markets.

GMP plans to focus its efforts on two specific target markets within North
America:

     (i) CAD Designers in Architecture, Engineering & Construction Small to Medium Enterprises (SMEs). This target market is currently the primary consumer group of "out of the box" computer aided design software applications. Many of our targeted customers are owner operators. GMP plans to focus its inside sales effort on this core market.

     (ii)  CAD Developers

     As a group, the existing CAD developer community represents an estimated 4,000+ companies that build proprietary software and "add-ons" to competitor's CAD software products. GMP plans to focus on this group with its strategic sales team in order to drive unit volume and the development of highly specialized vertical market solutions, and to extend PowerENGINE use to a new breed of business engineering applications such as automated sales and financial analysis systems.
     CAD Developers require the greatest level of technical viability, initial support and supporting systems of any key market. However, it is GMP's belief that PowerENGINE technology provides this group of "partners" an opportunity to reduce their cost structures and generate additional margins due to the high level of industry compliance in PowerENGINE's open architecture and low unit costs.

(k)  Enterprise Image.

GMP's current market image is largely undifferentiated at this point in time. The company will undertake an aggressive product-branding program for its PowerCAD software and aggressively position the company as an industry ally rather than take an attacking posture to established competitors and industry practices.

The company intends to work on several large strategic partnerships and alliances that present a significant opportunity to launch GMP globally. In addition, the company anticipates a significant and aggressive co-branding
program with all our partners   selecting "best-of-breed" third party
applications to white label as PowerSOLUTIONS.

GMP intends to be renowned for its "Customer Contact Zone", high standard of partner relationships and as a design and build enabler. This image is anticipated to include the development of partnerships for state-of-the-art network facilities, high-tech offices and a culture that is customer centric.

(l)  Price Point.

At $395, PowerCAD Pro is positioned at delivering 100 percent of the features of AutoCAD in approximately 90% of use cases, giving small to medium sized enterprises the edge they need to compete in a global economy. GMP believes its price point is required to gain the attention of its target markets. In addition, GMP plans to distribute its first one million licenses of PowerCAD LT+ as a FREE download on the Internet. As a loss leader, PowerCAD LT+ distribution indirectly generates revenues by the resulting leads to GMP's inside sales team, upgrade sales and as an added attraction for developers.

The price leadership strategy is also intended to attract the attention of developers. Management believes that developers, in and outside of the current CAD developer community, are looking for a competitive edge and may choose to leverage GMP's price advantage. By comparison, Autodesk's AutoCAD product currently sells for $3,295, and an upgrade for $695. AutoCAD LT sells for $659.

The price point of PowerCAD is expected to also allow entry into the education and government markets. Large organizations can purchase PowerCAD Pro or PowerSOLUTIONS for resident use, while students and employees receive PowerCAD LT+ at no cost during the promotional period. After two years, and with a new major release, students and government employees will pay a nominal fee of $29.95 to $49.95.

(m)  Sales Strategy.

GMP will deploy a direct sales strategy focused on the two primary target markets: CAD Designers and Business Engineering Solutions Developers. Organizationally, the sales team is divided into two core groups: inside sales and strategic sales. GMP's inside sales team will focus its efforts on outbound calling to qualified customers that have downloaded PowerCAD LT+ off of the Internet. Based on sales productivity analysis and a calling volume of from 25 to 50 calls per day, GMP estimates that on average, each sales representative will generate a minimum of one unit sale per day or 20 per month.

GMP plans to invest in the development and nurturing of large industry wins and developer relationships. The company's professional strategic sales team is focused on generating one new developer relationship per week once the company ramps up, and for the development of large enterprise solution sales that will include PowerCAD CE and Power Projects Center business solutions. This effort will also feed the Marketing/Product Development Team in their efforts to select "best-of-breed" developer software for re-branding as PowerSOLUTIONS.

Longer term, GMP plans to deploy regional sales teams across North America for local area focus and accelerated customer/developer growth. This effort can only be justified once GMP has developed its full suite of products and services and increasingly moves to a business solution orientation.

In addition, GMP plans to undertake the following sales support initiatives:

     - Centralized sales productivity and support including sales planning functions, sales education and training, sales information and support tools, and sales compensation and contracts management.

     - Full sales training and support functions for all channel and developer partners provided through sales.

     - Team and individual compensation systems.

     - Develop teams of highly motivated, highly connected, regional specialists working with two national sales managers for Canada and the USA.

     - Single Global Sales team working the world as their region and supporting regional teams for larger and more detailed business solutions.

(n)  Channels Strategy.

GMP plans to pursue channel partners for distribution of its applications and services as the company begins to gain significant market acceptance and product adoption. This approach to market provides the company with the following advantages:

     - Cost-effective market penetration into regional business markets.

     - Rapid sales and distribution.

     - Lower cost of sales.

     - Rapid market expansion into specialized vertical markets and geographic markets.

     - Decreased take-to-market time requirements.

     - Allows direct sales to focus on high priority accounts and developers.

     - Stimulates value-added service selling (up-selling) and cross-selling between complementary products and services.

     - Creates and reinforces GMP's brand awareness by increasing overall call coverage and "PowerCAD" page views.

GMP intends to develop partners as follows:

     (i)  Tier 1 Agents.

     Partners that are an extension of the GMP Direct Sales force and sell GMP products/services at recommended retail rates, GMP will provide first level service and will "own" the customer through a direct channel. Project managers, business consultants and IT consultants would all be potential Tier 1 Agents.

     (ii)  Tier 2 Agents

     Tier 2 Agents are value-added resellers that re-bill GMP products to their customers and include GMP products as one component of their overall value proposition. This group may include developers, however GMP considers developers true business partners rather than agents. These partners buy GMP products/services at wholesale, bundle or add additional product/service functionality and sell directly to customers. All Tier 2 Agents will agree to use the "PowerENGINE" or "PowerCAD" logo on website interfaces. Hardware manufacturers, architectural supply companies, and other software companies would all be potential Tier 2 Agents.

     (iii)  Alliances

     Alliances are formal relationships with any company where both parties can use or sell each other's services for mutual benefit. Alliances could include other FCAD distributors worldwide, information and applications services or handheld/wireless device manufacturers.

     (iv)  Partners

     Partners are formal relationships with key suppliers. Partners could include hardware vendors for example.

     GMP's channel-partner program is expected to include fully-integrated sales, marketing and customer service support systems and will provide channels with full access to our sales processes and systems, PowerCAD resources, sales and developer training, technical sales support, collaterals, cooperative marketing programs and e-Care.

     While the majority of competitors use channels as their primary means of distribution, GMP intends to openly compete with its channel partners and adopt the value-added products and services into GMP's own core service set over time. While potential channel conflict may occur, GMP maintains that it cannot develop the market reach with the limited resources identified in this plan without the eventual addition of a significant channels strategy. All channel partners will undergo a rigorous due diligence process prior to signing any agreements.

(o)  Distribution Logistics.

GMP intends to provide CAD applications and services to customers throughout North America and uses the Internet as its primary distribution method where possible. In all cases, developers, channel partners and end-user customers are billed for shipping and handling including any additional fees to cover the costs of packaging and distribution management. As a cost management measure, the Company will provide three alternative methods of delivery:

     - Internet download   estimated cost of $0.22 per unit.

     - CD with digital help files & documents   estimated cost of $3.69 or
     less.

     - Full packaged product with printed documentation and CD   estimated
     cost of $15.42 (outsourced).

(p)  Competition.

The CAD software and project management industries are highly competitive and are expected to become increasingly competitive in the future. Increased competition could result in the possible decrease of revenues and profit margins, inability to expand, and potential loss of market share, any of which could have a material adverse effect on the Company. The Company's principal competition will come from Autodesk Inc. (NASDAQ:ADSK), Bentley Systems Incorporated, IntelliCAD Technology Consortium, IMSI, Buzzsaw.com, Bricsnet (EASDAQ: BSNT), Citadon, Arc Second, In-House systems, as well as numerous other companies. Each of these companies have or possibly have greater financial, technical, marketing, sales and customer support resources and greater name recognition than the Company.

     (i) Desktop CAD Competitors

     Autodesk Inc.
     -------------

     The biggest corporate competitor to GMP's software offering is expected to be Autodesk Inc. currently the undisputed market leader in professional CAD for a Window's environment. Autodesk's proprietary AutoCAD suite of software products represents about 37 percent of the company's revenues to an estimated install base of 2.5 million AutoCAD users worldwide. Autodesk's dominance in the CAD marketplace continues to be a target for competitors and competitive entrants due to its large install base, acceptance as the world-wide file format standard (Autodesk has customers in more than 150 countries) and significant revenues of $820 million in its 2000 fiscal year.

     While Autodesk demonstrates clear leadership in the desktop CAD market, they have kept prices relatively high due to their establishment of technology dependence among users and the inability of competitors to enter this market segment effectively. A typical AutoCAD -based software solution sells for $5-$7,000, with AutoCAD alone costing $3,295 if purchased directly from Autodesk's website. At the same time, Autodesk is trying to re-define its business and expand its offering into other components of the design/build value chain.

     Over the past two years, Autodesk has embarked on an aggressive technology acquisition and development strategy to provide applications to specific vertical markets such as AEC with its Architectural Desktop (surpassed 100,000 installed units last year). This strategy has pitted the company in a competitive race with its largest distributors of AutoCAD that have developed applications for these same markets. The company has also embarked on a direct sales strategy through the company's website that sells AutoCAD for approximately $500 less than the recommended retail price of its software distributors. Lastly, Autodesk has announced its intention to develop CAD applications for personal digital assistants (PDAs) running on Windows CE.

     Bentley Systems, Incorporated
     -----------------------------

     Founded in 1984, Bentley Systems claims to be the world's second largest privately held software company. The company's premier product, MicroStation, focuses on the engineering, construction and operations market with its unique collaborative CAD design capabilities and planning features. As a private company, Bentley is reasonably secretive about its financial performance, market information and future plans. However, according to Daratech, the company reached nearly $190 million in revenues during 1999 with an install base of more than 300,000 users and 950 employees.

     Focused on a range of industries, including transportation; geographic and utilities; plan and process; building and construction; government; manufacturing; automotive and aerospace, Bentley prices a base MicroStation or TriForma application at $4,795 with a fully functional engineering workstation, including add-ons, running up to $12,000 per desk top.

     Bentley represents a formidable competitor in the North American CAD industry. As with GMP's approach to Autodesk, GMP does not plan to compete head-to-head with Bentley. GMP has planned a fully MicroStation compliant version of PowerCAD as part of the company's major upgrade in 2002. As with AutoCAD , this option will provide MicroStation users a lower cost alternative to support a mixed MicroStation-PowerCAD environment.

     IntelliCAD Technology Consortium
     --------------------------------

     Developed through the IntelliCAD Technology Consortium ("ITC"), a non-profit corporation formed to license and coordinate future development of the IntelliCAD platform among paying members, IntelliCAD provides its member organizations with open source code for the development of commercial CAD products. Notably, Bricsnet and other companies participating in the ITC program have taken the base product and added increased features and functionality in order to attempt the development of a low cost CAD alternative ($149).

     Previously part of the Visio suite of products (now acquired by Microsoft), IntelliCAD's support infrastructure and the quality of the final commercial product is fully controlled by ITC consortium members.

     The results vary widely. GMP estimates that IntelliCAD could potentially achieve commercial grade status, however management believes that this effort would require a major overhaul of the base source code at a cost of $5-$10 million. While this is possible, particularly given the February 2000 announcement by Bricsnet of EU$21.6 million financing, the overall structure of the ITC (with its open sharing of information) creates a barrier for this level of effort and expense. Under the current structure, if a company such as Bricsnet undertook this effort, they would be required to share the updated source code with other members of the ITC making it available to competitors.

     IMSI
     ----

     Creators of TurboCAD, IMSI has struggled over the past few years. The company's fortunes peaked in 1997 with $41 million in revenue and net income per share (diluted) of $0.46. Revenues were $62 million in 1998 and $38 million in 1999 with net loss per share of ($0.07) and ($4.30) respectively. It is management's belief that IMSI's losses were largely due to the company's failed transition from a free distribution model, which directly attacked Autodesk and others in a market share grab, to a user-pay model.

     IMSI attempted to create a new industry paradigm with TurboCAD by introducing a low cost commercial CAD application. While the company was singing praises about the estimated one million downloads of free software, they failed to recognize the difficult transition for users who had months of training and huge capital investments in AutoCAD and similar systems. The product's user interface and available features were so widely divergent from "industry standard", the company never realized its use potential despite widespread industry interest.

     IMSI has also had several failed attempts to introduce new product versions in order to generate revenues. To the credit of IMSI, their recent release of TurboCAD V7 may be enough to turn the company around and stabilize its current user base.

     (ii) Power Projects Center Competitors

     Buzzsaw.com
     -----------

     In November 1999, Buzzsaw.com was launched as an Autodesk and Crosspoint Ventures backed web-based collaboration project management and information resource for the global construction industry. Most recently, Buzzsaw has expanded its services to include online bidding, planning and design (under construction), and asset management. Overtly backed by Autodesk, the company uses the most widely accepted commercial construction CAD applications as the core to its planning, design and management functions. Although the company is still privately held, it has raised more than $90 million in two rounds of venture capital financing and will likely pursue a public offering once the markets stabilize. Buzzsaw employs more than 275 people.

     The rapid adoption of Buzzsaw in the construction industry took the company and observers by surprise. After three months, Buzzsaw was hosting 2,000 active projects growing to more than 20,000 in less than one year from launch. Revenues are based on a per seat basis and range from $200 to $2,000 depending on project size and scope.

     In a recent interview with company CEO Carl Bass, he said the average project size is from $10-$40 million and the largest collaborative project to date topped $8 billion. Bass also said the company's revenues approached $7 million in year one with a target of $30 million in revenues during 2001.

     Bricsnet
     --------

     Belgium-based Bricsnet (EASDAQ: BSNT) is a worldwide provider of software, information and collaboration services to the building (construction) industry. In 1999, the company reported revenues of EU$4.96 million and pro-forma earnings into 2000 of EU$9.2 million. By Q3, 2000, the company had reached revenues of EU$9.8 million with a net loss of EU$12.8 million. During the nine-month period, the company successfully raised an additional EU$34 million in equity financing giving it a cash balance of $13.7 million as at September 30, 2000.

     According to the company's CFO, Michel Vander Eecken, the pending challenges of Bricsnet stem from the slow integration of acquired companies over the past 18 months combined with extraordinary costs associated with continued product research and development.

     GMP believes that initial product offerings from Bricsnet employ a complex and inconsistent user interface that is less likely to be well received in the North American marketplace. Until these serious technical problems have been addressed, Bricsnet is not anticipated to offer significant competition to GMP.

     Citadon
     -------

     The recent merger between Bidcom and Cephren has resulted in the formation of San Francisco-based Citadon. Citadon currently boasts more than 30,000 active subscribers on 1,200 projects in 30 countries. The project portfolio is estimated at more than $110 billion. The company is privately held with a very solid group of funders including: GE Corporation, Goldman Sachs and Oracle Venture Fund. Together, Bidcom and Cephren have raised $100 million. Based on a press release on the Bidcom-Cephren merger in October 2000, the companies claim the combined entity will have $10 million in pro-forma revenue and about 220 employees.

     Citadon is focused on the web-only delivery of project management and collaboration solutions and is presently not delivering desktop CAD and vertical market solutions beyond simple viewing capabilities. The company's suite of online services includes: business process, document and collaboration management; collaborative bidding; print services; and financial services.

     (iii) Portable/Handheld CAD Competitors

     Arc Second
     ----------

     The first and only current competitor to PowerCAD CE is Arc Second's PocketCAD. PocketCAD provides users with the ability to create, edit and view documents on personal digital assistants (PDAs) using Windows CE 2.11 or newer. Arc Second is a private company with no available published unit sales figures or financials.

     With its simple to use interface, PocketCAD acts as a standalone product that the company claims can read AutoCAD .dwg and .dxf files. With limited editing and design capabilities, users require a desktop system such as AutoCAD or PowerCAD that can read .dxf files.

     Like other software products attempting to emulate AutoCAD , management believes that PocketCAD has significant design and viewing limitations, although it provides a needed tool for site work with CAD drawings. Its strength lies in its ability to markup, redline and confirm measurements within existing drawings. PocketCAD is priced at $199 for PocketCAD Pro and $139 for PocketCAD Viewer.

     (iv)  Other Competitors

     It is expected that other competition will come from companies offering various components of the products and services offered by GMP, In-house systems or from non-industry compatible technologies.

Management believes its ability to compete successfully in the future will depend upon its ability to develop and market software and services that address the rapidly changing needs of the North American market. There is no assurance that the Company will be able to enhance its existing products and services, nor develop and market new products and services to compete successfully. There is also no assurance that the Company will have the resources required to compete successfully with current or future competitors.

(q)  Trademarks.

GMP has filed trademark registrations for three of its brand names:
GiveMePower , PowerCAD , and PowerENGINE . In addition, the company has secured the following Internet names: givemepower.com and powercad.com. The company has also identified additional trademarks and URLs it plans to register in the immediate future.

(r)  Product Development and Technical Support.

GMP has committed to paying a certain percentage of its sales of PowerCAD and PowerEngine to Felix Computer Aided Technologies GmbH for ongoing product development and technical support of FelixCAD and the FCAD Graphic Developer's Engine . GMP has also committed to paying a certain percentage of its sales of PowerCAD CE to Autopack GmbH for ongoing product development and technical support of CE CAD.

(s)  Employees.

The Company presently has three full time employees and no part time employees. The Company has entered into consulting agreements with five other individuals to perform such duties as technical support, marketing, promotion, fund raising, administration and sales. The Company is projecting to have approximately forty full-time equivalent (FTE) employees within 12 to 18 months of the filing date.

(t)  Reports to Security Holders.

In the event that this document is approved, we will be a reporting company under the requirements of the Exchange Act and we will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. Although the Company is not required to deliver its annual or quarterly reports to security holders, the Company would be pleased to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N. W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

(u)  Summary Financial Information.

Below is summary financial information. It may not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements and their explanatory notes. (See Item 22. "Financial Statements.")

Balance Sheet Data                                             March 31, 2001
------------------------------------------------------------------------------
     Total Current Assets                                         $    44,592
     Total Current Liabilities                                    $    87,213
     Total Assets                                                 $    65,756
     Total Liabilities                                            $   104,704
     Total Equity                                                 $   (38,948)

Statement of Operations              For the Nine Months Ended March 31, 2001
------------------------------------------------------------------------------
     Revenue                                                      $    18,432
     Operating Expenses                                           $   629,411
     Net Loss                                                     $  (636,201)

(v) External Funding Requirements

The full execution of the Company's business plan requires initial funding of $3.5 million and calls for additional funding of $11 million to $15 million for the launch of the Power Projects Center and the co-development and launch of PowerCAD CE.

Of the $3.5 million required for our Stage One funding needs, $2.5 million will be allocated for the launch of PowerCAD, PowerENGINE and PowerSOLUTIONS, $0.5 million will be allocated for completion of the Power Projects Center, and $0.5 million will be used for development of PowerCAD CE. In Stage Two, the Company will require $3 million to $5 million to secure the exclusive North American rights and ownership in CE CAD (to be re-branded as PowerCAD
CE) as well as funding the co-development of CE CAD. In Stage Three, the Company will require $8 million to $10 million to accelerate the launch of Power Projects Center and PowerCAD CE for North America.

The Company has issued 200,000 warrants to Shaker Hammadieh at $0.50 per warrant and has issued 20,000 warrants to R. Michael Steele at $1.00 per warrant (See Item 19). The Company has completed an agreement with Columbia Financial Group (See Item 19) whereby GMP has issued one million warrants at $1.00 per warrant and another one million warrants at $1.50 per warrant. The Company anticipates that Columbia Financial Group will begin exercising its warrants once GMP has cleared comments to become a fully reporting OTC Bulletin Board company. In addition to the anticipated proceeds from the warrants noted above, the Company will be seeking additional financing through private placements and/or public offerings.

The Company is targeting December 2001 as its time frame to have raised the $14.5 million to $18.5 million required to fully execute its business plan.

Item 17. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The Company (GiveMePower.com Inc.) was incorporated on April 18, 2000 to sell software and web-based services geared to businesses involved in the design, manufacture, and construction of engineered products, located in North America. The Company's legal name was changed to GiveMePower Inc. effective September 15, 2000. The founder of the Company began the implementation of the business plan (See Item 16, Description of Business) under his 100%-owned private company, Sundance Marketing International Inc. (Sundance). Sundance has been in existence since 1991 but it began the business relationship as the exclusive North American distributor for Felix Computer Aided Technologies GmbH (Felix), the software provider that forms the basis of the Company's business plan, on April 15, 1999. Accordingly, Sundance's results of operations from April 15, 1999 are reflected in this discussion and analysis.

For the year ended June 30, 2000 (Fiscal 2000), the Company incurred a net loss of $36,711 as compared to a net loss of $3,875 in Fiscal 1999. It should be noted that Fiscal 1999 was a shorter fiscal year running from April 15, 1999 (Inception Date) to June 30, 1999. Fiscal 2000's net loss was greater by $32,836 or 847% compared to Fiscal 1999's net loss largely because Fiscal 2000 was comprised of a full year of activity while Fiscal 1999 consisted of two and one-half months of activity. Additional reasons for the greater net loss in Fiscal 2000 include the fact that the Company's operating expenses increased by $75,932 or 686% during Fiscal 2000 over Fiscal 1999. The increase in operating expenses in Fiscal 2000 was due largely to a full year of activity versus a shorter period of activity for Fiscal 1999, higher selling expenses resulting from increased sales, and higher general and administrative expenses resulting from increased activity by the Company in its preparation to formally launch its business. The Company realized an increase of $44,743 or 622% in revenues during Fiscal 2000 over Fiscal 1999 largely because of increased signed developers and increased licenses granted over the course of a full year during Fiscal 2000 as compared to a partial year in Fiscal 1999. The Company believes it will be able to capture 0.2% to 0.3% of the North American Architecture, Engineering and Construction (AEC) CAD market within one year of formally launching its business. According to Daratech, Inc., the worldwide AEC CAD market is expected to top $1.8 billion in 2000 with future growth expected to be 15% per annum. Management estimates that the North American AEC CAD market is approximately 41% of the worldwide market or approximately $738 million per annum in 2000.

For the three-month period ending September 30, 2000 (Fiscal 2001), the Company incurred a net loss of $94,872 as compared to a net loss of $4,707 for the same period in Fiscal 2000. Reasons for the higher net loss in Fiscal 2001 include lower revenues, higher operating expenses plus the addition of interest expense and depreciation expense during Fiscal 2001. Fiscal 2001 revenues were lower than the comparable period in Fiscal 2000 largely because marketing initiatives were minimized and existing developers were largely waiting for the release of Version 5.0 of the software anticipated for May 2001. Fiscal 2001 operating expenses were higher than the comparable period in Fiscal 2000 largely because the Company focused all of its resources towards the development and branding of Felix's Version 5.0 CAD software, executing its business model, and developing its website, all in preparation to formally launch the Company's business. Interest expense was prevalent in Fiscal 2001 due to the sale of unsecured notes to lenders that accrued interest at 5% semi-annually.

For the six-month period ending December 31, 2000 (Fiscal 2001), the Company incurred a net loss of $159,707 versus a net loss of $5,730 for the same period in Fiscal 2000. Reasons for the higher net loss in Fiscal 2001 were due to the same reasons cited in the paragraph above.

For the nine-month period ending March 31, 2001 (Fiscal 2001), the Company incurred a net loss of $636,201 versus a net loss of $6,966 for the same period in Fiscal 2000. Reasons for the higher net loss in Fiscal 2001 include lower revenues, higher operating expenses plus the addition of depreciation expense and interest expense during Fiscal 2001. Fiscal 2001 revenues were lower than the comparable period in Fiscal 2000 largely because marketing initiatives were stopped and existing developers were largely waiting for the release of Version 5.0 of the software. Fiscal 2001 operating expenses were higher than the comparable period in Fiscal 2000 largely because the Company issued shares for services which amounted to $280,500 and was also due to website development and software development expenses which were nominal in Fiscal 2000.

The results of operations for the interim periods presented above are not necessarily indicative of the results to be expected for the full year during Fiscal 2001 and will depend on a number of factors including, but not limited to, the following: timing of launch, access to capital, competition, market penetration, and marketing initiatives. Management believes that by executing its business plan it will generate positive net earnings within two years from the date of formally launching its business.

The Company has minimal working capital and limited sources of liquidity at this time. To date the Company has largely relied on external funds raised from the sale of notes that bear interest at 5.0% semi-annually. As of June 30, 2000, the Company raised $98,700 through the sale of such notes. For the six-month interim period ending December 31, 2000, the Company raised an additional $174,189 for a total of $272,889 in outstanding notes payable. As a result, the Company had positive working capital of $79,240 as at June 30, 2000 and positive working capital of $75,863 as at December 31, 2000. During the quarter ended March 31, 2001, the Company received approval from its lenders to convert outstanding notes payable of $308,357 to common shares.
The Company had negative working capital of $42,621 as at March 31, 2001. The Company will require substantial capital to pursue its operating strategy and will need to continue to rely on external sources of capital to finance the execution of its business plan. The Company does not have any firm commitments to raise additional capital, however, the Company has issued a total of 2,220,000 warrants to date with 200,000 warrants issued at an exercise price of $0.50, 1,020,000 warrants issued at an exercise price of $1.00 and 1,000,000 warrants issued at an exercise price of $1.50 (See Shaker Hammadieh, R. Michael Steele, and Columbia Financial Group in Item 19 for additional terms regarding these warrants).

For the year ended June 30, 2000, the Company's net cash used in operating activities was $13,449 as compared to positive net cash of $2 during the comparable period in the previous year. For the nine-month period ending March 31, 2001, the Company's net cash used in operating activities was $303,443 versus positive net cash of $119 during the comparable period in the previous year. The reason that the Company used more cash in its operations than it generated in the previous period is largely because the Company focused its resources towards the development and branding of Felix's Version
5.0 CAD software, executing its business model, and developing its website, all in preparation to formally launch the Company's business. Management believes that by executing its business plan it will generate positive cash flow from operations within two years from the date of formally launching its business.

For Fiscal 2000, the Company had no capital expenditures. For the interim nine-month period ending March 31, 2001, the Company incurred capital expenditures of $22,854. The Company expects to incur future capital expenditures for office furniture and computer equipment as it hires new employees.

On February 16, 2001, the Company entered into a provisional exclusive North American license to distribute Felix software. As part of this Agreement, the Company has committed to paying Felix $25,000 upon execution of the Agreement; $25,000 on March 31, 2001; and $25,000 on June 30, 2001. These payments are compensation for the future development of Felix software including updates, upgrades, documentation and technical support.

Item 18.  Description of Property.

GMP has entered into an agreement to lease office premises from Airstate Ltd. for a two-year term commencing September 1, 2000. GMP has committed to leasing approximately 3,600 rentable square feet and is obligated to pay basic rent of $1,200 per month plus operating costs of $1,240 per month for a total cost of $2,440 per month.

GMP maintains insurance coverage for commercial general liability including blanket contractual liability, tenant's legal liability, non-owned automobile and cross liability in addition to having insurance coverage for property protection.

Item 19.  Certain Relationships and Related Transactions.

Felix Computer Aided Technologies GmbH (Felix) - Felix is a German manufacturer of computer aided design (CAD) software that is sold worldwide under the brand names FelixCAD and Graphic Developers Engine (GDE ). The President of Felix, Wilfried Grabert, is one of the Company's Directors. On February 16, 2001 the Company entered into a license agreement with Felix to secure the exclusive North American rights to co-develop, re-brand, and distribute FelixCAD and GDE . The Company has agreed to compensate Mr. Grabert a total of 1,000,000 common shares and provide Mr. Grabert a seat on the board of directors for the long-term, exclusive North American license rights to FelixCAD and GDE . The Company has also agreed to pay a certain percentage of its net sales to Felix in return for ongoing upgrades, updates and technical support.

Robert Grabert (Robert) - Robert is the son of Wilfried Grabert, one of the Company's Directors. Robert is one of the principal developers of CE CAD, the full-featured, computer aided design (CAD) software application designed for use on portable, hand-held, wireless devices. The Company entered into a consulting agreement with Robert on February 28, 2001 for services related to the technical development of CE CAD, including development of program code, updates, upgrades, documentation and technical support materials for an initial term of twelve months. The Company has agreed to compensate Robert a total of 300,000 common shares for his services.

Autopack GmbH - Autopack is a German manufacturer of computer aided design software products for use on handheld computers running on the Windows CE operating system and is sold worldwide under the brand name CE CAD. The President of Autopack, Wilfried Grabert, is one of the Company's Directors.
On February 28, 2001 the Company entered into a license agreement with Autopack to secure the non-exclusive North American rights to distribute CE CAD under the brand name PowerCAD CE. The Company has agreed to pay a certain percentage of its net sales to Autopack in return for ongoing upgrades, updates and technical support.

Heritage Ventures Ltd. (Heritage) - Heritage is a venture capital company specializing in assisting software and technology companies. The Company has entered into a consulting agreement with Heritage whereby Heritage has agreed to provide start-up assistance in organization and incorporation, staff and management recruiting, assistance to obtain a public listing in Canada or the U.S., facilitating the acquisition of a public vehicle including documentation, and consultation with accountants, tax specialists and legal counsel. The agreement was executed on December 28, 2000 for an indefinite term and covers services completed prior to this date plus ongoing future services. The Company has agreed to compensate Heritage a total of 800,000 common shares for their services.

Shaker Hammadieh (Hammadieh) - The Company has issued 200,000 warrants to Hammadieh with an exercise price of $0.50 per warrant and with such warrants available for exercise on or before August 15, 2001.

R. Michael Steele (Steele) - The Company has issued 20,000 warrants to Steele with an exercise price of $1.00 per warrant and with such warrants available for exercise on or before December 31, 2001.

Columbia Financial Group (Columbia) - Columbia is an investor relations, direct marketing, publishing, public relations and advertising firm. The Company has entered into a consulting agreement with Columbia effective February 28, 2001 for an initial term of fifteen months whereby Columbia will provide assistance with advertising campaigns, marketing campaigns, dealing with institutional investors, preparation of press releases and news announcements and provide assistance to secure "market makers". The Company has agreed to compensate Columbia a total of 825,000 common shares that are to be held in escrow by Thomas F. Pierson Professional Corporation of which 200,000 shares shall be due upon signing of the contract with the balance to be disbursed over four consecutive quarters commencing upon the Company receiving its approval from the SEC for trading on the OTC Bulletin Board (See
Exhibit I). The Company has also issued to Columbia (a) 1,000,000 warrants with an exercise price of $1.00 per warrant and (b) 1,000,000 warrants with an exercise price of $1.50 per warrant, with such warrants available for exercise within one year and two years respectively from the date the Company receives its approval from the SEC for trading on the OTC Bulletin Board market.

David M. Goldenberg Professional Corporation held in escrow for the GiveMePower Group - Effective December 20, 2000, GiveMePower Inc. was acquired by 886510 Alberta Ltd., a Canadian private company. Prior to this transaction, 886510 Alberta Ltd. was acquired by the Company on December 18, 2000. In connection with this reorganization, GiveMePower Inc.'s sole shareholder, Bill Walton, exchanged all 100 voting, common shares for non-voting, preferred shares in 886510 Alberta Ltd. at a ratio of one GiveMePower Inc. share for 118,565 shares of 886510 Alberta Ltd., resulting in 11,856,500 outstanding preferred shares which are exchangeable on a one-for-one basis at any time for common shares in the Company. The Company acquired all 100 voting, common shares of 886510 Alberta Ltd. in exchange for 11,856,500 common shares that are to be held in escrow until the preferred shareholders of 886510 Alberta Ltd. elect to exchange their preferred shares for the Company's common shares. Effective March 20, 2001 the Board of Directors of 886510 Alberta Ltd. elected to reduce the number of preferred shares from 11,856,500 to 8,606,500. The GiveMePower Group is comprised of Bill Walton (5,044,225 shares), Todd Noble (50,000 shares), Rick Cheyne (50,000 shares), Tim Nye (50,000 shares) with the balance of 3,412,275 shares held by management, Bill Walton's family and business associates. The reason that the Company has structured the organization in this manner is so that Canadian shareholders will be able to elect, at their option, when they exchange their preferred shares for common shares in the Company. Under Canadian tax rules, as soon as a Canadian person acquires shares in a foreign entity it is deemed a taxable event for the current tax year.

Sundance Marketing International Inc. (Sundance) - Bill Walton, President, CEO and Director of the Company, is also the President and sole shareholder of Sundance. On February 16, 2001 the Company entered into an agreement with Sundance whereby Sundance agreed to assign its existing customer base to GMP and further agreed to terminate its license rights for the North American distribution of FelixCAD and GDE as manufactured by Felix immediately upon GMP securing its own agreement with Felix. In addition, Sundance agreed to assign to the Company all of its right, title and interest in and to the domain name "givemepower.com". The Company has agreed to compensate Sundance a total of Cdn. $60,000 which is to be paid within one year from the date of the agreement.

701293 Alberta Ltd. - Todd Noble, CFO, Treasurer and Secretary of the Company, is also a director, officer and 50% shareholder in 701293 Alberta Ltd. which is a Canadian, private corporation.

Mark A. Martens Prof. Corp. - Mr. Martens is the brother of Bill Walton, President, CEO and Director of the Company.

Mary Martens - Ms. Martens is the mother of Bill Walton, President, CEO and Director of the Company.

Item 20.  Market for Common Equity and Related Stockholder Matters.

(a)  Market Information.

We are presently trading on the National Quotation Bureau ("Pink Sheet") stock
exchange.   We plan to eventually seek a listing on the Over The Counter
Bulletin Board Stock Exchange ("OTCBB"), once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

(b)  Dividends.

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

Item 21.  Executive Compensation.

The Company may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives. To date, the Company has paid no cash bonuses. The Company currently has no written employment agreements with any of its officers and directors, however, the Company has agreed to the following annual salaries and stock options for its executive officers:

Name and Principal Position                    Year           Annual Salary(1)      Options Held(2)
---------------------------                    ----           ----------------      ---------------
W.V. (Bill) Walton - President and CEO         2001               $40,000               250,000
Todd Noble - CFO, Treasurer & Secretary        2001               $32,000               200,000


(1)  As of June 30, 2001.
(2) See Exhibit "G" for full details of the Company's Stock Option and Incentive Plan.

Item 22.  Financial Statements.

Statements included in this report that do not relate to present or historical conditions are forward-looking statements. Our corporation may make future oral or written forward-looking statements that also may be included in documents other than this document that are filed with the Securities and Exchange Commission. Forward-looking statements involve risks and uncertainties that may differ materially from actual results. Forward-looking statements in this document and elsewhere may relate to our plans, strategies, objectives, expectations, intentions and adequacy of resources.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

None.


PART II

Item 24.  Indemnification of Directors and Officers.

In so far as indemnification by the company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of the company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution.

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this Offering. Selling Security Holders will pay no Offering expenses.

     ITEM                                                  EXPENSE
     -------------------------------------------------------------
     SEC Registration Fee                             $     645.07
     Consulting & Legal Expenses*                     $   5,000
     Accounting Fees and Expenses                     $  13,325
     Miscellaneous*                                   $     500
                                                      ------------
     Total                                            $  19,470.07

     *Denotes estimated expenses.

Item 26.  Recent Sales of Unregistered Securities.

None.

Item 27.  Exhibits.

     Exhibit Number                                                  Exhibit Description
     --------------                                                  -------------------
     Articles of Incorporation                                                A

     Bylaws                                                                   B

     Instrument Defining the Right of Holders - Share Certificate             C

     Legal Opinion                                                            D

     Consents of Experts                                                      E

     Stock Option and Incentive Plan                                          G

     Lock-Up/Leak-Out Agreements                                              H

     Columbia Financial Group Agreement                                       I


Item 28.  Undertakings.

The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; (c) Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered by this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Alberta, Canada on August 8, 2001.



     GiveMePower Corporation


     /s/_________________________________________________
     By: W.V. (Bill) Walton - Director & President

In accordance with the requirements of the Securities act of 1933, as amended, this registration statement was signed by the following persons in their respective capacities and on the date stated above:



     GiveMePower Corporation


     /s/_________________________________________________
     By: W.V. (Bill) Walton - Director & President


     /s/_________________________________________________
          By: Todd Noble - Treasurer, Secretary & Chief Financial Officer

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                          CONSOLIDATED BALANCE SHEET
                                 (Unaudited)
                                March 31, 2001


     ASSETS
Cash                                                             $ 16,860
Other current assets                                               27,732
                                                                 --------
     Total Current Assets                                          44,592

Property and equipment, net of
  accumulated depreciation of $1,690                               21,164
                                                                 --------
                                                                 $ 65,756
                                                                 ========


     LIABILITIES AND CAPITAL DEFICIT

Accounts payable                                                 $ 48,298
Accrued expenses                                                    2,844
Current portion of installment debt                                 2,917
Note payable to related party                                      33,154
                                                                 --------
     Total Current Liabilities                                     87,213

Long-term Installment Debt                                          2,491
Notes payable                                                      15,000
                                                                 --------
     Total Liabilities                                            104,704
                                                                 --------

Capital Deficit
Common stock, $.001 par value, 50,000,000
  shares authorized, 15,111,861 shares
  issued and outstanding                                           15,112
Additional paid in capital                                        594,889
Comprehensive income                                               27,839
Retained deficit                                                 (676,788)
                                                                 --------
     Total Capital Deficit                                       ( 38,948)
                                                                 --------

TOTAL LIABILITIES AND CAPITAL DEFICIT                            $ 65,756
                                                                 ========

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)


                                      3 Months        9 Months        3 Months        9 Months
                                       Ended           Ended           Ended           Ended
                                      Mar. 31,        Mar. 31,        Mar. 31,        Mar. 31,
                                        2001            2001            2000            2000
                                     ----------      ----------      ----------      ----------
Revenues
  Sales to developers                $    1,902       $   4,510      $   16,884      $   27,751
  Sales to end users                      2,977          13,922             406          16,400
                                     ----------      ----------      ----------      ----------
Total Revenue                             4,879          18,432          17,290          44,151

Operating expenses
  Cost of sales                          25,616          25,616
  Selling                                    69           8,147                             136
  General and administrative            444,050         593,884          18,527          50,981
  Depreciation                              723           1,764
                                     ----------      ----------      ----------      ----------
Operating loss                        ( 465,579 )     ( 610,979 )       ( 1,237 )       ( 6,966 )

Other expense
  Foreign currency transaction
   loss                               (  10,862 )     (  15,396 )
  Interest expense                    (      52 )     (   9,826 )
                                     ----------      ----------      ----------      ----------
NET LOSS                             $( 476,495 )    $( 636,201 )    $  ( 1,237 )    $  ( 6,966 )

Comprehensive income (loss)
  Foreign currency translation
   adjustments                           27,062          27,839         (    15 )       (   119 )
                                     ----------      ----------      ----------      ----------
Comprehensive loss                   $( 449,433 )    $( 608,362 )    $  ( 1,252 )    $  ( 7,085 )
                                     ==========      ==========      ==========      ==========

Net loss per common share            $(     .03 )    $(     .05 )    $        0      $        0
Weighted average common shares
  outstanding                        14,338,686      12,980,354      11,856,500      11,856,500

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)
               For the Nine Months Ended March 31, 2001 and 2000


                                                      2001           2000
                                                  -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                          $ ( 636,202)   $  (  6,966)
Adjustments to reconcile net deficit
  to cash provided by (used in)
  operating activities:
   Depreciation                                         1,690
   Shares for services                                280,500
   Contribution of services by the
     founding shareholder                                              7,085
   Writedown domain name                               33,154
Net (increase) in other current assets               ( 27,576)
Net increase in:
  Accounts payable                                     43,223
  Accrued expenses                                      1,768
                                                  -----------    -----------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                               (303,443)           119

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment                  ( 22,854)
                                                  -----------
NET CASH USED BY INVESTING ACTIVITIES                ( 22,854)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from installment note payable                  6,711
Principal payments on installment notes              (  1,303)
Proceeds from notes payable                           224,657
                                                  -----------
NET CASH FLOWS FROM FINANCING ACTIVITIES              230,065

EFFECT OF EXCHANGE RATES ON CASH                       27,858        (   119)
                                                  -----------    -----------

NET DECREASE IN CASH                              $  ( 68,374)   $         0
CASH BEGINNING                                         85,234              0
                                                  -----------    -----------

CASH ENDING                                       $    16,860    $         0
                                                  ===========    ===========

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of TelNet World Communications, Inc. dba GiveMePower Corporation, a Utah corporation, ("Company"), have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's latest Annual Report. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year, 2000, have been omitted.


NOTE 2 - STOCK ISSUANCES

During the nine months ended March 31, 2001, the Company entered into agreements with five consultants that provide for the issuance of a total of 2,055,000 Company shares for services rendered or to be rendered during 2001 and 2002. 935,000 shares valued at $.30 were earned during the three months ended March 31, 2001. During February 2001, 140,000 shares were issued at par value as an adjustment to the prior reorganization transaction. Additionally, $308,357 in convertible notes payable were converted to 944,525 shares of common stock at ratios ranging from $.30 to $.50 per dollar of indebtedness. As of April 19, 2001, the Company had outstanding $31,300 of convertible notes payable which if converted would result in the issuance of 52,600 Company shares.


NOTE 3 - NOTE PAYABLE TO RELATED PARTY

During the quarter ended March 31, 2001 the Company entered an informal agreement with its founding stockholder to acquire the domain name GiveMePower.com and website content. The founding stockholder also agreed to terminate his company's license rights for the North American distribution of FelixCAD and the related developers' engine, GDE, immediately upon the Company securing its own agreement with Felix Computer Aided Technologies GMBH ("Felix"). The compensation for these contributed items, $33,154, is reflected as a component of general and administrative expense.


NOTE 4 - LICENSE AGREEMENT

In February 2001 the Company received a temporary license grant from "Felix", the developer owner of the software rights for the Company's major product FelixCAD. The Company has exclusive North American distribution rights for the FelixCAD software and the related developer's engine through August 16, 2001. The Company is obligated to make three payments totaling $75,000 or 10% of Company software sales, whichever is greater. $50,000 was paid or accrued as of March 31, 2001 and the third payment of $25,000 is due June 30, 2001. Additionally, the Company signed an option agreement with Felix by which the Company at its sole discretion may issue 1,000,000 shares in exchange for five-year exclusive distribution rights for FelixCAD. The option has not been exercised.

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                                 BALANCE SHEET
                                  (Unaudited)
                               December 31, 2000


     ASSETS
Cash                                                             $105,751
Account receivable from stockholder                                 5,052
Other current assets                                                3,785
                                                                 --------
     Total Current Assets                                         114,588

Deposits                                                              984
Property and equipment, net of
  accumulated depreciation of $1,041                               21,257
                                                                 --------
                                                                 $136,829
                                                                 ========


     LIABILITIES AND CAPITAL DEFICIT

Accounts payable                                                 $ 22,721
Accrued expenses                                                   13,400
Current portion of installment debt                                 2,604
                                                                 --------
     Total Current Liabilities                                     38,725

Long-term Installment Debt                                          3,587
Notes Payable                                                     272,889
                                                                 --------
     Total Liabilities                                            315,201
                                                                 --------

Capital Deficit
Common stock, $.001 par value, 50,000,000
  shares authorized, 13,042,336 shares
  issued and outstanding                                           13,043
Additional paid in capital                                          8,102
Comprehensive income                                                  777
Retained Deficit                                                 (200,294)
                                                                 --------
          Total Capital Deficit                                  (178,372)
                                                                 --------

TOTAL LIABILITIES AND CAPITAL DEFICIT                            $136,829
                                                                 ========

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                            STATEMENTS OF OPERATIONS
                                  (Unaudited)
         For the Three and Six Months Ended December 31, 2000 and 1999


                                      3 Months        6 Months        3 Months        6 Months
                                       Ended           Ended           Ended           Ended
                                      Dec. 31,        Dec. 31,        Dec. 31,        Dec. 31,
                                        2000            2000            1999            1999
                                     ----------      ----------      ----------      ----------
Revenues
  Sales to developers                $    1,304      $    2,608      $    7,701      $   10,866
  Sales to end users                      5,899          10,946           8,604          15,994
                                     ----------      ----------      ----------      ----------
Total Revenue                             7,203          13,554          16,305          26,860

Operating expenses
  Selling                                 4,999           8,079             136             136
  General and administrative             84,565         149,833          20,876          32,454
  Depreciation                              912           1,041
                                     ----------      ----------      ----------      ----------
Operating loss                        (  83,273 )     ( 145,399 )       ( 4,707 )       ( 5,730 )

Other expense
  Foreign currency transaction
   loss                               (   5,603 )     (   4,534 )
  Interest expense                    (   5,996 )     (   9,774 )
                                     ----------      ----------      ----------      ----------
NET LOSS                             $(  94,872 )    $( 159,707 )    $  ( 4,707 )    $  ( 5,730 )

Comprehensive income (loss)
  Foreign currency translation
   adjustments                              737             777         (    64 )       (   104 )
                                     ----------      ----------      ----------      ----------
Comprehensive loss                   $(  94,135 )    $( 158,930 )    $  ( 4,771 )    $  ( 5,834 )
                                     ==========      ==========      ==========      ==========

Net loss per common share            $(     .01 )    $(     .01 )    $        0      $        0
Weighted average common shares
  outstanding                        12,054,180      11,955,340      11,856,500      11,856,500


                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)
             For the Six Months Ended December 31, 2000 and 1999


                                                      2000           1999
                                                  -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                          $  (159,706)   $    (5,730)
Adjustments to reconcile net deficit
  to cash provided by (used in)
  operating activities:
   Depreciation                                         1,041
   Contribution of services by the
     founding shareholder                                              5,834
Net (increase) in input tax credit                   (  3,629)
Net increase in:
  Accounts payable                                     17,645
  Accrued expenses                                     12,324
                                                  -----------    -----------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                               (132,325)           104

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment                  ( 22,299)
Net (increase) in deposit                            (    984)
                                                  -----------
NET CASH USED BY INVESTING ACTIVITIES                ( 23,283)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from installment note payable                  6,711
Principal payments on installment notes              (    519)
Advance to stockholder                               (  5,052)
Proceeds from debentures payable                      174,189
                                                  -----------
NET CASH FLOWS FROM FINANCING ACTIVITIES              175,329

EFFECT OF EXCHANGE RATES ON CASH                          796        (   104)
                                                  -----------    -----------

NET INCREASE IN CASH                              $    20,517    $         0
CASH BEGINNING                                         85,234              0
                                                  -----------    -----------

CASH ENDING                                       $   105,751    $         0
                                                  ===========    ===========

SUPPLEMENTAL DISCLOSURES:

Interest paid                                     $       398


                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of GiveMePower Corporation, a Utah corporation, ("Company"), have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's latest Annual Report. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year, 2000, have been omitted.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
 GiveMePower Corporation
  (formerly GiveMePower.com Inc., Sundance Marketing International Inc,
   and TelNet World Communications, Inc.
 Calgary, Alberta, Canada

We have audited the accompanying balance sheet of GiveMePower Corporation as of June 30, 2000, and the related statements of operations, capital deficit, and cash flows for the year then ended and for the period from April 15, 1999 (Inception) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GiveMePower Corporation, as of June 30, 2000, and the results of its operations and its cash flows for the year then ended and for the period from April 15, 1999 (Inception) through June 30, 1999 in conformity with accounting principles generally accepted in the United States.


 /S/ MALONE & BAILEY, PLLC
MALONE & BAILEY, PLLC
Houston, Texas

January 18, 2001

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                                 BALANCE SHEET
                                  (Unaudited)
                                 June 30, 2000


     ASSETS
Cash                                                             $ 85,234
Other current assets                                                  156
                                                                 --------
     Total Assets                                                $ 85,390
                                                                 ========


     LIABILITIES AND CAPITAL DEFICIT

Accounts payable                                                 $  5,074
Accrued expenses                                                    1,076
                                                                 --------
     Total Current Liabilities                                      6,150

Notes Payable                                                      98,700
                                                                 --------
     Total Liabilities                                            104,850
                                                                 --------

Capital Deficit
Preferred stock, Class E, no par value, unlimited
  shares authorized, no shares issued and outstanding
Preferred stock, Class F, no par value, unlimited
  shares authorized, no shares issued and outstanding
Preferred stock, Class G, no par value, unlimited shares
  authorized, no shares issued and outstanding
Preferred stock, Class H, no par value, unlimited shares
  authorized, no shares issued and outstanding
Common stock, Class A, no par value, unlimited
  shares authorized, 100 shares issued and outstanding             21,145
Common stock, Class B, no par value, unlimited shares
  authorized, no shares issued and outstanding
Common stock, Class C, no par value, unlimited shares
     authorized, no shares issued and outstanding
Common stock, Class D, no par value, unlimited shares
  authorized, no shares issued and outstanding
Comprehensive income loss                                         (    19)
Retained deficit                                                  (40,586)
                                                                 --------
          Total Capital Deficit                                   (19,460)
                                                                 --------

TOTAL LIABILITIES AND CAPITAL DEFICIT                            $ 85,390
                                                                 ========



               See accompanying summary of accounting policies
                      and notes to financial statements.

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                            STATEMENTS OF OPERATIONS
                    For the Year Ended June 30, 2000 and the
         Period from April 15, 1999 (Inception) through June 30, 1999


                                                      2000           1999
                                                   ---------      ---------
Revenues
  Sales to developers                              $  26,549      $   3,832
  Sales to end users                                  25,386          3,360
                                                   ---------      ---------
Total Revenues                                        51,935          7,192

Operating expenses
  Selling                                              3,359
  General and administrative                          83,640         11,067
                                                   ---------      ---------
Operating loss                                       (35,064)       ( 3,875)

Other expense
  Foreign currency transaction loss                  (   571)
  Interest expense                                   ( 1,076)
                                                   ---------      ---------
NET LOSS                                             (36,711)      (  3,875)
                                                   ---------      ---------
Comprehensive loss
  Foreign currency translation adjustments           (    17)      (      2)
                                                   ---------      ---------
Comprehensive loss                                 $ (36,728)     $ ( 3,877)
                                                   =========      =========

Net loss per common share                          $( 367.11)     $(  38.75)
Weighted average common shares
  outstanding                                            100            100









               See accompanying summary of accounting policies
                      and notes to financial statements.

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                    STATEMENTS OF CHANGES IN CAPITAL DEFICIT
                    For the Year Ended June 30, 2000 and the
         Period from April 15, 1999 (Inception) through June 30, 1999


                                Common Stock           Retained     Comprehensive
                             Shares      Amount        Deficit          Loss          Totals
                             -------   ----------     ----------     ----------     ----------
Issuance of stock for
  services                       100   $       67                                   $      67

Contribution of services
  by founding shareholder                   3,810                                       3,810

Net loss                                                (  3,875)                    (   3,875)
Other comprehensive
  loss                                                               $(       2)     (       2)
                             -------   ----------     ----------     ----------     ----------
Balances at
  June 30, 1999                  100        3,877       (  3,875)     (       2)            0

Contribution of services
  by founding shareholder                  17,268                                      17,268

Net loss                                                ( 36,711)                    (  36,711)
Other comprehensive
  loss                                                                (      17)     (      17)
                             -------   ----------     ----------     ----------     ----------
Balances at
  June 30, 2000                  100   $   21,145     $ ( 40,586)    $  (    19)    $  (19,460)
                             =======   ==========     ==========     ==========     ==========





               See accompanying summary of accounting policies
                      and notes to financial statements.

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                            STATEMENTS OF CASH FLOWS
                    For the Year Ended June 30, 2000 and the
          Period from April 15, 1999 (Inception) through June 30, 1999

                                                      2000           1999
                                                  -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                          $(   36,711)   $    (3,875)
Adjustments to reconcile net deficit
  to cash provided by (used in)
  operating activities:
   Stock issued for services                                              67
   Contribution of services by the
     founding shareholder                              17,268          3,810
Net increase in:
  Other current assets                             (      156)
  Accounts payable                                      5,074
  Accrued expenses                                      1,076
                                                  -----------    -----------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                             (   13,449)             2

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of notes payable                    98,700
                                                  -----------
NET CASH FLOWS FROM FINANCING ACTIVITIES               98,700

EFFECT OF EXCHANGE RATES ON CASH                   (       17)    (        2)
                                                  -----------    -----------

NET INCREASE IN CASH, and ending cash balance     $    85,234    $         0
                                                  ===========    ===========






               See accompanying summary of accounting policies
                      and notes to financial statements.

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. The Company was incorporated in Alberta, Canada as GiveMePower.com Inc. on April 18, 2000, to sell software and web-based services geared to businesses involved in the design, manufacture, and construction of engineered products, located in Canada and the United States. The founder of the Company began the implementation of this business plan under his 100%-owned private company, Sundance Marketing International Inc. ("Sundance"). Sundance has been in existence since 1991, but it began the business relationship as the exclusive North American distributor of FelixCAD, the software provider that forms the basis of GiveMePower's business plan, on April 15, 1999. During February 2001, GiveMePower, which is controlled by the 100% shareholder of Sundance, has acquired a provisional exclusive North American license to distribute FelixCAD. It also will acquire the domain name, www.givemepower.com from Sundance. Accordingly, the results of operations of Sundance from April 15, 1999 have been included in these financial statements as operations from a predecessor entity.

Cash and cash equivalents. For purposes of the cash flow statement, cash equivalents include all highly liquid investments with original maturities of three months or less.

Revenue Recognition. Revenue is derived from sales of FelixCAD software to end users, developer sign-up fees, and royalties per unit purchased for resale from the sale of a related development engine to software developers, who create and resell value-added applications. Revenue from software sales is recognized when the software is shipped. Revenue from developer sign-up fees is recognized upon execution of a contract. Royalty revenue from developers is recognized each time a developer obtains unique authorization codes, which enable copies of the development engine to properly function in their end-product.

Accrued expenses consist of interest payable on notes payable.

Use of Estimates: In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Loss per share is reported under Statement No. 128 of the Financial Accounting Standards Board ("FAS 128"), which requires the calculation of basic and diluted earnings per share. Basic earnings per share exclude any dilutive effects of convertible securities.

Foreign currency translation. The Company's assets and liabilities are translated to U.S. dollars at end-of-period exchange rates. The effects of
this translation are reported in other comprehensive income.   Income
statement elements are translated to U.S. dollars at average-period exchange rates and are recognized as part of revenues and expenses. Also included in income are gains and losses arising from transactions denominated in a currency other than Canadian dollars, the functional currency. Net transaction losses as described above decreased net income by $571 in the year ended June 30, 2000.

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                         NOTES TO FINANCIAL STATEMENTS


NOTE 2 - REORGANIZATION WITH TELNET WORLD COMMUNICATIONS, INC.

Effective December 20, 2000, the Company was acquired by a Canadian company, 886510 Alberta Ltd. ("886510 Alberta") Concurrent with this transaction, 886510 Alberta was acquired by TelNet World Communications, Inc. ("TWCI"), a Utah corporation, an inactive publicly traded shell company, in a "reverse
merger" acquisition.   The acquisition will be accounted for as a purchase for
the year ended June 30, 2001. Consequently, all prior history of TWCI is eliminated in the combination.

In connection with the reorganization, the Company's sole shareholder exchanged all 100 voting, common shares for non-voting, preferred shares in 886510 Alberta at a ratio of one share for 118,565 shares of 886510 Alberta, resulting in 11,856,500 outstanding preferred shares of 886510 Alberta which are exchangeable on a one-for-one basis at any time for common shares in TWCI. TWCI acquired all 100 voting, common shares of 886510 Alberta in exchange for 11,856,500 TWCI common shares that shall be held in escrow until the preferred shareholders of 886510 Alberta elect to exchange their preferred shares for such TWCI common shares. Immediately previous to the reorganization, TWCI had 1,185,836 shares outstanding, and the resultant post-reorganization shares of TWCI totaled 13,042,336. TWCI was renamed GiveMePower Corporation. In connection with the purchase, $15,000 was paid in cash to a consultant and an additional $15,000 and 100,000 shares will be due upon the listing of the reorganized entity on the Over-the-Counter Bulletin Board Exchange.


NOTE 3 - NOTES PAYABLE

In the year ended June 30, 2000, the Company raised $98,700 from the sale of notes that accrue interest at 5% semi-annually and that mature January 01, 2002. The notes are convertible to common shares at the rate of one share for every $0.30 of indebtedness including principal and accrued interest, at the option of the lender, in the event that the Company is acquired by a publicly listed company. This occurred on December 20, 2000, when all then outstanding shares of the Company were acquired by 886510 Alberta Ltd., a wholly-owned subsidiary of TWCI, as detailed in Note 2. As of January 18, 2001, the date of this report, the total funds raised from the sale of notes payable was $272,889. As of that date, the principal and accrued interest was $283,357. Conversion of all of the notes would result in an issuance of 944,525 shares. None of the lenders have converted their notes. These notes are unsecured.

                            GIVEMEPOWER CORPORATION
                        (formerly GiveMePower.com Inc.,
                     Sundance Marketing International Inc,
                     and TelNet World Communications, Inc.)
                         NOTES TO FINANCIAL STATEMENTS


NOTE 4 - MAJOR CUSTOMERS

During the year ended June 30, 2000, major customers were as follows:

     Customer Name            Volume      Percent of Total
     -------------------     --------     ----------------
     Boss International      $ 17,200                  29%
     Cochrans                  16,145                  27%

No customer accounted for greater than 10% of the total revenues in the year ended June 30, 1999.


NOTE 5 - CONSULTANT CONTRACTS

The Company is obligated to pay $55,543 during fiscal 2000 and 2001 on four separate consulting contracts entered into on dates ranging from June 1, 2000 through November 1, 2000 and expiring on various dates in fiscal 2001. Of this amount, $45,895 will be paid to the founding stockholder or other related parties pursuant to these contracts. This shareholder's consulting contract expired on October 31, 2000, and he entered into an informal employment arrangement for an annualized salary of $40,000. Annualized compensation to related parties expected in fiscal 2001 will total $72,695.

Pro Forma Consolidated Condensed Balance Sheet

The following pro forma balance sheet has been derived from the balance sheets of TelNet World Communications, Inc. ("TWCI") at December 31, 1999 and adjusts such information to give affect to the acquisition of 886510 Alberta Ltd. ("886510 Alberta"), a Canadian corporation, and GiveMePower Inc. ("GMP"), a Canadian corporation, as if the acquisitions had occurred at June 30, 2000. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at June 30, 2000. The pro forma balance sheet should be read in conjunction with the notes thereto and the Company's consolidated financial statements and related notes thereto contained elsewhere in this filing.

                                              6/30/00
                                  12/31/99    886510    06/30/00                        06/30/00
                                  TWCI (4)    Alberta      GMP        Adjustments       Proforma
                                -----------   -------   ---------     -----------     ------------
Cash                                                    $  85,234                     $     85,234
Other current assets                                          156                              156
                                                        ---------                     ------------
                                                        $  85,390                     $     85,390
                                                        =========                     ============


Accounts payable                $       725             $   5,074                     $      5,799
Accrued interest                                            1,076                            1,076
                                -----------             ---------                     ------------
                                        725                 6,150                            6,875

Debentures payable                                         98,700                           98,700
                                -----------             ---------                     ------------
                                        725               104,850                          105,575

Stockholders' Equity
Common shares, $.001 par value,
  50,000,000 shares authorized,
  338,880 shares issued and
  outstanding                           339                        (1)        847
                                                                   (3)     11,856           13,042

Common stock, no par value
  unlimited shares authorized,
  100 shares issued and
  outstanding                                                  67  (2)  $(     67)               0
Common stock, no par value,
  unlimited shares authorized,
  no shares issued and                                             (2)         67
  outstanding                                                      (3)   (     67)               0
Paid in capital                   9,560,388               21,078   (3)   ( 11,789)
                                                                   (1)   (    847)       9,568,830
Comprehensive income                                     (    19)                       (       19)
Deficit                          (9,561,452)             (40,586)                       (9,601,468)
                                -----------             ---------     -----------     ------------
Total Stockholders' Equity       (      725)             (19,460)               0       (   19,615)
                                -----------             ---------     -----------     ------------
                                $         0             $ 85,390      $         0     $     85,390
                                ===========             =========     ===========     ============


Notes to Pro Forma Consolidated Condensed Balance Sheet

(1) Forward split of TWCI shares, 3.5 shares issued for every one share owned, effected 11/29/00, resulting in total shares outstanding of 1,185,836 at that date.

(2) Acquisition by 886510 Alberta of 100% of the outstanding common shares of GMP in exchange for 11,856,500 preferred shares of 886510 Alberta issued to GMP stockholders and which shall be exchangeable on a one-for-one basis at any time for TWCI common shares. 886510 Alberta has no other assets, liabilities, or transactions.

(3) Acquisition by TWCI of 100% ownership of the voting, common shares of 886510 Alberta in exchange for 11,856,500 TWCI common shares which shall be held in escrow until the preferred shareholders of 886510 Alberta elect to exchange their preferred shares for such TWCI common shares.

(4) TWCI balance sheet is from the most recent audited financial statements, December 31, 1999. No material transactions occurred between December 31, 1999 and June 30, 2000.